UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Teleflex Incorporated
 (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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155 South Limerick Road, Limerick, Pennsylvania 19468

Notice of Annual Meeting of Stockholders
To Be Held on May 1, 2009

March 27, 2009

TO THE STOCKHOLDERS OF TELEFLEX INCORPORATED:

The Annual Meeting of Stockholders of Teleflex Incorporated (the “Annual Meeting”) will be held on Friday, May 1, 2009 at 11:00 a.m., local time, at the Dolce Valley Forge Hotel, 301 West Dekalb Pike, King of Prussia, Pennsylvania 19406, for the following purposes:

1. To elect four directors of the Company to serve for a term of three years, until their successors have been elected and qualified;

2. To vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year; and

3. To transact such other business as may properly come before the meeting.

The Board of Directors has fixed Monday, March 9, 2009, as the record date for the meeting. This means that owners of the Company’s common stock at the close of business on that date are entitled to receive notice of and to vote at the Annual Meeting.

STOCKHOLDERS ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES OR CANADA. YOU MAY ALSO VOTE BY TELEPHONE BY CALLING TOLL FREE 1-800-PROXIES (776-9437), OR VIA THE INTERNET AT WWW.VOTEPROXY.COM.

By Order of the Board of Directors,

LAURENCE G. MILLER, Secretary

PLEASE VOTE — YOUR VOTE IS IMPORTANT

TELEFLEX INCORPORATED
155 South Limerick Road
Limerick, Pennsylvania 19468

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors for use at the Company’s Annual Meeting of Stockholders to be held on Friday, May 1, 2009, 11:00 a.m. local time, at the Dolce Valley Forge Hotel at 301 West Dekalb Pike, King of Prussia, Pennsylvania 19406. The proxies may also be voted at any adjournment or postponement of the Annual Meeting. Only stockholders of record at the close of business on March 9, 2009, the “Record Date,” are entitled to vote. Each owner of record on the Record Date is entitled to one vote for each share of common stock held. On the Record Date, the Company had 39,746,764 shares of common stock outstanding.

This proxy statement and the enclosed form of proxy are being mailed to stockholders on or about March 27, 2009. A copy of the Company’s Annual Report is provided with this proxy statement.

The Company will pay the cost of solicitation of proxies. In addition to this mailing, proxies may be solicited, without extra compensation, by our officers and employees, by mail, telephone, facsimile, electronic mail and other methods of communication. The Company reimburses banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding solicitation materials to the beneficial owners of the Company’s common stock.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on May 1, 2009

This proxy statement, the accompanying Notice of Annual Meeting and our 2008 Annual Report are available at http://www.teleflex.com/2009ProxyMaterials.

QUESTIONS AND ANSWERS

1.	What is a “proxy”?

It is your way of legally designating another person to vote for you. That other person is called a “proxy.” If you designate another person as your proxy in writing, the written document is called a “proxy” or “proxy card.”

2.	What is a “proxy statement”?

It is a document required by the Securities and Exchange Commission (the “SEC”) that contains information about the matters that stockholders will vote upon at the Annual Meeting. The proxy statement also includes other information required by SEC regulations.

3.	What is a “quorum”?

A quorum is the minimum number of stockholders who must be present or voting by proxy in order to conduct business at the meeting. A majority of the outstanding shares, whether present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Shares represented by proxies marked to “abstain” from voting for a proposal or to “withhold” voting for one or more nominees and broker non-votes are counted for purposes of determining the presence of a quorum.

4.	What is a “broker non-vote”?

A broker “non-vote” occurs when a nominee, such as a broker or bank, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

5.	How many votes are required to approve the proposals?

A plurality of the votes cast at the meeting is required to elect directors; that is, the four nominees receiving the highest number of votes for the class whose term expires at the 2012 Annual Meeting will be elected.

The affirmative vote of a majority of outstanding shares present, in person or by proxy, and entitled to vote is necessary to ratify the appointment of PricewaterhouseCoopers LLP and to approve any other proposal.

Abstentions will be included in the vote count and have the same effect as voting “against” a proposal. Broker non-votes will not be included in the vote count and will have no effect on the vote.

6.	How do I vote?

You may vote through any of the following methods:

•	attend the Annual Meeting in person and submit a ballot,

•	sign and date each proxy card you receive and return it in the prepaid envelope included in your proxy package,

•	vote by telephone by calling 1-800-PROXIES (776-9437) or

•	vote via the internet at www.voteproxy.com.

The shares represented by a proxy will be voted in accordance with the instructions you provide in the proxy card or that you submit via telephone or the internet, unless the proxy is revoked before it is exercised. Any proxy card which is signed and returned without any markings indicating how you wish to vote will be counted as a vote FOR the election of the nominees for election as directors described in this proxy statement and FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009.

If your shares are held by a broker, bank or other holder of record, please refer to the instructions it provides for voting your shares. If you want to vote those shares in person at the Annual Meeting, you must bring a signed proxy from the broker, bank or other holder of record giving you the right to vote the shares.

7.	How can I revoke my proxy?

You may revoke your proxy at any time before the proxy is exercised by submitting a notice of revocation or submitting an executed proxy card bearing a later date to the Secretary of Teleflex at our principal executive offices, at 155 South Limerick Road, Limerick, Pennsylvania 19468. You may also revoke your proxy by attending the Annual Meeting in person and giving notice of your intention to vote at the Annual Meeting. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

PROPOSAL 1:
ELECTION OF DIRECTORS

Our Board of Directors (the “Board”) currently consists of eleven members divided into three classes, with one class being elected each year for a three-year term. At the Annual Meeting, four directors will be elected for terms expiring at our Annual Meeting of Stockholders in 2012 and until their successors are elected and qualified. The Board, upon the recommendation of the Governance Committee, has nominated Jeffrey P. Black, Sigismundus W.W. Lubsen, Stuart A. Randle and Harold L. Yoh III for election to the Board for three-year terms.

Messrs. Black, Lubsen and Yoh are continuing directors who previously were elected by our stockholders. Mr. Randle is a new nominee who will fill the vacancy in this class created as a result of Judith von Seldeneck’s resignation from the Board. Mrs. von Seldeneck, who served as a director of the Company since 2003, resigned from the Board in December of 2008 in order to devote additional time to her position as Chairman and Chief Executive Officer of Diversified Search Ray & Berndtson. The Board is grateful to Mrs. von Seldeneck for her contributions to our company.

The persons named in the enclosed proxy intend to vote properly executed proxies for the election of Messrs. Black, Lubsen, Randle and Yoh. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, the proxies may be voted for one or more substitute nominees designated by the Board, or the Board may decide to reduce the number of directors.

Information with respect to the nominees and continuing directors is set forth below.

Nominees for election to the Board of Directors — Terms expiring in 2012

Jeffrey P. Black, 49 Director since 2002	Chairman, President and Chief Executive Officer of the Company (Chairman, May 2005-present; President, December 2000-present; Chief Executive Officer, May 2002-present); President, Teleflex Fluid Systems (1999-2000); President, Teleflex Industrial Group (July-December 2000); Vice President, Teleflex Fluid Systems (1996-1999).

Sigismundus W.W. Lubsen, 65 Director since 1992	Retired; Member of the Executive Board, Heineken N.V., Amsterdam, the Netherlands, a manufacturer of beverage products (1995-2002).

Director, Super de Boer N.V., RUVABO B.V., and I.F.F. (Nederland) Holding B.V., the Netherlands.

Stuart A. Randle, 49 Nominee for Director	President and Chief Executive Officer of GI Dynamics, Inc., a venture backed healthcare company (2004-present); Interim Chief Executive Officer of Optobionics Corporation (2003-2004); Entrepreneur in Residence of Advanced Technology Ventures (2002-2003).

Director, Beacon Roofing Supply, Inc.

Harold L. Yoh III, 48 Director since 2003	Chairman of the Board and Chief Executive Officer of The Day & Zimmermann Group, Inc., a global provider of diversified managed services (1999-present).

Director, Greater Philadelphia Chamber of Commerce, Chairman (October 2002-October 2003).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” THE ELECTION OF ALL NOMINEES.

The following individuals currently serve as directors in the two other classes. Their terms will end at the Annual Meetings in 2010 and 2011, respectively.

Terms expiring in 2010
Patricia C. Barron, 66 Director since 1998	Retired; Clinical Professor, Stern School of Business, New York University, New York, New York (2000-2003); Vice President, Business Operations, Xerox Corporation (1998); President, Xerox Engineering Systems Division (1994-1998).
Director, Quaker Chemical Corporation, Ultralife Corporation and U.S.A.A.
Jeffrey A. Graves, 47 Director since 2007	President and Chief Executive Officer, C&D Technologies, Inc., a producer of electrical power storage systems (2005-present); Chief Executive Officer, Kemet Corporation (2003-2005); President and Chief Operating Officer, Kemet Corporation (2002-2003);Vice President of Technology and Engineering, Kemet Corporation (2001-2002); Manager, Power Systems Division of General Electric Company (1996-2001); Manager, Corporate Research and Development Center of General Electric Company (1994-1996).
Director, C&D Technologies, Inc. and Hexcel Corporation.
James W. Zug, 68 Director since 2004	Retired; Audit Partner, PricewaterhouseCoopers LLP and Coopers & Lybrand (1973-2000).
Director, Amkor Technology Inc., Brandywine Group of Mutual Funds and Allianz Funds.

Terms expiring in 2011

George Babich, Jr., 57 Director since 2005	Retired; President, The Pep Boys - Manny, Moe & Jack, an automotive retail and service chain (March 2002-January 2005); Chief Financial Officer and Senior/Executive Vice President, The Pep Boys -Manny, Moe & Jack (2000-2002); President and Chief Financial Officer, The Pep Boys - Manny, Moe & Jack (2002-2004).
Director, Checkpoint Systems Inc.
William R. Cook, 65 Director since 1998	Retired; President and Chief Executive Officer, Severn Trent Services, Inc., a water and waste utility company (1999-2002); Chairman, President and Chief Executive Officer, Betz Dearborn, Inc. (1993-1998).
Director, Quaker Chemical Corporation.
Stephen K. Klasko, 55 Director since 2008	Vice President, Health Sciences Center, and Dean, College of Medicine, University of South Florida (August 2004-present); Dean of College of Medicine, Drexel University (June 2000-July 2004).
Benson F. Smith, 61 Director since 2005	Chief Executive Officer, BFS & Associates, LLC, a company specializing in strategic planning and venture investing (2000-present); President and Chief Operating Officer, C.R. Bard, Inc. (1994-1998).
Director, Rochester Medical Corporation and ZOLL Medical Corporation.

CORPORATE GOVERNANCE

Corporate Governance Principles and Other Corporate Governance Documents

Our Corporate Governance Principles, including guidelines for the determination of director independence, the operations, structure and meetings of the Board, the committees of the Board and other matters relating to our corporate governance, are available on the Investors page of our website, www.teleflex.com. Also available on the Investors page are other corporate governance documents, including the Code of Ethics, the Code of Ethics for Chief Executive Officer and Senior Financial Officers, the Charter of the Audit Committee, the Charter of the Governance Committee and the Charter of the Compensation Committee. You may also request these documents in print form by contacting us at Teleflex Incorporated, 155 South Limerick Road, Limerick, Pennsylvania 19468, Attention: Corporate Communications. Any amendments to, or waivers of, the codes of ethics will be disclosed on our website promptly following the date of such amendment or waiver.

Board Independence

The Board has affirmatively determined that George Babich, Jr., Patricia C. Barron, William R. Cook, Jeffrey A. Graves, Stephen K. Klasko, Sigismundus W.W. Lubsen, Stuart A. Randle, Benson F. Smith, Harold L. Yoh III and James W. Zug are independent within the meaning of the rules of the New York Stock Exchange (the “NYSE”). All of the independent directors meet the categorical standards set forth in the Corporate Governance Principles described below, which were adopted by the Board to assist it in making determinations of independence. The Board has further determined that the members of the Audit Committee, the Compensation Committee and the Governance Committee are independent within the meaning of NYSE rules, and that the members of the Audit Committee meet the additional independence requirements of the NYSE applicable to Audit Committee members.

To assist the Board in making determinations of independence, the Board has adopted the following categorical standards. The Board may determine that a director is not independent notwithstanding that none of the following categorical disqualifications apply. However, if any of the following categorical disqualifications apply, a director may not be considered independent.

•	A director who is an employee of our company, or whose immediate family member is an executive officer of our company, is not independent until the expiration of three years after the end of such employment.
•	A director who receives, or an immediate family member of the director who is an executive employee of ours who receives, more than $100,000 per year in direct compensation from us, other than director and committee fees, pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and compensation received by a director for former service as an interim Chairman or CEO during the immediately preceding three-year period, may not be considered independent until the expiration of the three years after such director or family member ceases to receive more than $100,000 per year in compensation or such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.
•	A director who is employed by, or whose immediate family member is a current partner of a firm that is our internal or external auditor or a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice may not be considered independent.
•	A director who was, or whose immediate family member was a partner or employee of a firm that is our internal or external auditor and personally worked on our audit during the immediately preceding three-year period may not be considered independent until the expiration of the three years after the end of employment or auditing relationship or such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

•	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives serve on such other company’s compensation committee may not be considered independent until the expiration of three years after the end of such service or employment relationship or such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.
•	A director who is an employee, or whose immediate family member is an executive officer, of a company that makes payments to us, or receives payments from us, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues may not be considered independent until the expiration of the three years after such receipts or payments fall below such threshold or after such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

Lead Director

In March 2006, the Board established the position of Lead Director. The Lead Director is an independent director of the Board whose duties and responsibilities include:

•	coordinating and developing the agenda for, and presiding over, executive sessions of the Board’s independent directors;
•	facilitating communications among and between our directors and senior executives, including with respect to any concerns our directors may have about us and our performance;
•	collaborating with the Chairman of the Board to ensure appropriate information flow to the Board;
•	interviewing, along with the Governance Committee Chair, and making recommendations to the Governance Committee and the Board concerning Board candidates; and
•	providing input to the members of the Compensation Committee regarding the Chief Executive Officer’s performance, and, along with the Compensation Committee Chair, meeting with the Chief Executive Officer to discuss the Board’s evaluation.

The independent directors of the Board have the authority to make decisions concerning the Lead Director, including the power to appoint and remove the Lead Director and the authority to modify the Lead Director’s duties and responsibilities. The Lead Director is appointed annually by the independent directors of the Board. Mr. Cook currently serves as the Lead Director.

Executive Sessions of Non-Management Directors

Directors who are not executive officers or otherwise employed by us or any of our subsidiaries, who we refer to as the “non-management directors,” meet regularly in accordance with a schedule adopted at the beginning of each year and on such additional occasions as a non-management director may request. Such meetings are held in executive session, without the presence of any directors who are executive officers. The Lead Director presides over such meetings.

Stockholders or other interested persons wishing to communicate with members of the Board should send such communications to Teleflex Incorporated, 155 South Limerick Road, Limerick, Pennsylvania 19468, Attention: Secretary. These communications will be forwarded to specified individual directors, or, if applicable, to all the members of the Board as deemed appropriate. Stockholders or other interested persons may also communicate directly and confidentially with the Lead Director, the non-management directors as a group or the Chairman or other members of the Audit Committee through the Teleflex Ethics Hotline at 1-866-490-3413 or, via the Internet, at www.teleflexethicsline.com.

The Board and Board Committees

The Board held six meetings in 2008. Each of the directors attended at least seventy-five percent of the total number of Board meetings held in 2008. The Board does not have a formal policy concerning attendance at its Annual Meeting of Stockholders, but encourages all directors to attend. All of the Board members attended the 2008 Annual Meeting of Stockholders.

The Board has established a Governance Committee, a Compensation Committee and an Audit Committee.

Governance Committee

The Governance Committee is responsible for identifying qualified individuals for Board membership and recommending individuals for nomination to the Board and its committees. In addition, the Governance Committee reviews and makes recommendations to the Board as to the size and composition of the Board and Board committees and eligibility criteria for Board and Board committee membership. The Governance Committee also is responsible for developing and recommending corporate governance principles to the Board and overseeing the evaluation of the Board and management.

The Governance Committee considers candidates for Board membership. Our Corporate Governance Principles provide that directors are expected to possess the highest character and integrity, and to have business, professional, academic, government or other experience which is relevant to our business and operations. In addition, directors must be able to devote substantial time to our affairs. The charter of the Governance Committee provides that in evaluating nominees, the Governance Committee should consider the attributes set forth above. Under our Corporate Governance Principles, a director must retire from the Board at the expiration of his or her term following attainment of age 70, except in special circumstances that must be described in a resolution adopted by the Board requesting such director to defer retirement.

During 2008, we retained a third-party search firm to assist in identifying and evaluating potential director candidates. This third-party search firm identified and assisted in evaluating Stuart A. Randle as a candidate for the Board.

The Governance Committee will consider recommendations for director candidates from stockholders. Stockholders can recommend candidates for nomination by delivering or mailing written recommendations to Teleflex Incorporated, 155 South Limerick Road, Limerick, Pennsylvania 19468, Attention: Secretary. In order to enable consideration of the candidate in connection with our 2010 Annual Meeting, a stockholder must submit the following information by November 27, 2009:

•	the name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission;
•	information about the relationship between the candidate and the recommending stockholder;
•	the consent of the candidate to serve as a director; and
•	proof of the number of shares of our common stock that the recommending stockholder owns and the length of time the shares have been owned.

In considering any candidate proposed by a stockholder, the Governance Committee will reach a conclusion based on the criteria described above. The Governance Committee may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Governance Committee. The Governance Committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

The current members of the Governance Committee are Mrs. Barron and Messrs. Cook, Lubsen and Klasko. Mrs. Barron currently serves as the chair of the Governance Committee. The

Governance Committee held six meetings in 2008. Each of the members of the Governance Committee attended at least seventy-five percent of the total number of Governance Committee meetings held in 2008.

Compensation Committee

The duties and responsibilities of the Compensation Committee include, among others, the following:

•	review and recommend to the Board for approval all compensation plans in which any director or executive officer may participate and all other compensation plans in which our executives generally may participate;
•	review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer and evaluate annually our Chief Executive Officer’s performance in light of those goals and objectives;
•	review and recommend to the other independent directors for approval our Chief Executive Officer’s compensation and any employment agreements, severance agreements, retention agreements, change in control agreements and other similar agreements for the benefit of our Chief Executive Officer;
•	review and approve compensation of our executive officers (other than our Chief Executive Officer), and any employment agreements, severance agreements, retention agreements, change in control agreements and other similar agreements for the benefit of any of our executive officers (other than our Chief Executive Officer);
•	establish goals for performance-based awards under incentive compensation plans (including stock compensation plans);
•	administer and grant, or recommend to the Board the grant of, stock options and other equity-based compensation awards under our stock compensation plans;
•	review and recommend to the other independent directors for approval all material executive perquisites for the Chief Executive Officer’s benefit;
•	review and approve all material executive perquisites for the benefit of any of our executive officers (other than the Chief Executive Officer);
•	review and evaluate our pension plan performance; and
•	review succession and management development plans and policies for our Chief Executive Officer and our other senior executive officers.

The current members of the Compensation Committee are Messrs. Graves, Smith and Yoh. Mr. Smith currently serves as the chair of the Compensation Committee. The Compensation Committee held seven meetings in 2008. Each of the members of the Compensation Committee attended at least seventy-five percent of the total number of Compensation Committee meetings held in 2008.

Audit Committee

The Audit Committee has responsibility to assist the Board in its oversight of the following matters, among others:

•	the integrity of our financial statements;
•	our internal control compliance;
•	our compliance with the legal and regulatory requirements;
•	our independent registered public accounting firm’s qualifications, performance and independence;
•	the performance of our internal audit function; and
•	our risk management process.

The Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate the independent registered public accounting firm, and reviews and approves in advance all audit and lawfully permitted non-audit services performed by the independent registered public accounting firm. In addition, the Audit Committee periodically meets separately with management, our independent registered public accounting firm and our own internal auditors. The Audit Committee also periodically discusses with management our policies with respect to risk assessment and risk management.

Stockholders may contact our Audit Committee to report complaints about our accounting, internal accounting controls or auditing matters by writing to the following address: Teleflex Incorporated, 155 South Limerick Road, Limerick, Pennsylvania 19468, Attention: Audit Committee. Stockholders can report their concerns to the Audit Committee anonymously or confidentially.

The current members of the Audit Committee are Messrs. Cook, Babich and Zug. Mr. Zug currently serves as the chair of the Audit Committee. The Audit Committee held six meetings in 2008. Each of the members of the Audit Committee attended at least seventy-five percent of the total number of Audit Committee meetings held in 2008. The Board has determined that each of the Audit Committee members is an “audit committee financial expert” as that term is defined in SEC regulations.

Director Compensation - 2008

Directors who are also employees of ours or any of our subsidiaries receive no additional compensation for their service as directors. Non-management directors receive an annual cash retainer of $25,000, which is payable in equal monthly installments. In addition, non-management directors currently are paid the following equity based compensation under our stock compensation plans:

•	upon their first election or appointment to the Board, a grant of an option to purchase 5,000 shares of our common stock;
•	an annual grant of an option to purchase 2,000 shares of our common stock; and
•	an annual grant of shares of restricted stock with a market value of $50,000 on the grant date.

The non-management directors also receive a fee for each Board meeting attended of $2,000 for meetings attended in person and $1,000 for participation by telephone. Members of our Audit, Compensation and Governance Committees also receive a fee of $1,000 for each committee meeting attended, whether in person or by telephone. In addition, the Lead Director receives an annual restricted stock award having a market value of $20,000 on the grant date. The chairpersons of our Audit, Compensation and Governance Committees receive an additional annual fee of $12,500, $7,500 and $7,500, respectively.

We provide the non-management directors with $100,000 of life insurance and $100,000 of accidental death or dismemberment coverage during their service on the Board. We do not provide any pension benefits to the non-management directors.

The table below summarizes the compensation paid to non-management directors during the fiscal year ended December 31, 2008.

				Change
				in Pension Value
	Fees			and Nonqualified
	Earned			Deferred
	Or Paid in	Stock	Option	Compensation	All Other
Name	Cash (1)	Awards(2)	Awards(3)	Earnings	Compensation	Total

George Babich, Jr.	$43,000	$49,398	$24,060	–	–	$116,458
Patricia C. Barron	$48,667	$49,398	$24,060	–	–	$122,125
William C. Cook	$49,000	$69,134	$24,060	–	–	$142,194
Jeffrey A. Graves	$44,000	$49,398	$24,060	–	–	$117,458
Stephen K. Klasko	$29,667	$49,398	$62,500	–	–	$141,565
Sigismundus W.W. Lubsen	$44,667	$49,398	$24,060	–	–	$118,125
Judith M. von Seldeneck(5)	$40,000	$49,398	$24,060	–	–	$113,458
John J. Sickler(6)	$10,333	-	$4,006	–	–	$14,339
Benson F. Smith	$48,000	$49,398	$24,060	–	–	$121,458
Harold L. Yoh III	$43,000	$49,398	$24,060	–	–	$116,458
James W. Zug	$52,667	$49,398	$24,060	–	–	$126,125

(1)	Mrs. von Seldeneck deferred $25,000 of her 2008 cash compensation into a deferral account under our Deferred Compensation Plan.
(2)	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of restricted stock awards granted in 2008 and, to the extent applicable, restricted stock awards granted in prior fiscal years, in accordance with Statement of Financial Accounting Standards No. 123(revised) (“SFAS 123R”). A discussion of the assumptions used in calculating these values may be found in Notes 1 and 11 to our 2008 audited financial statements included in our Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC. Each non-management director was granted 881 shares of restricted stock in May 2008 with a grant date fair value of $50,000. Mr. Cook received an additional 352 shares of restricted stock in May 2008 with a grant date fair value of $20,000 in respect of his service as Lead Director. These restricted stock awards vest within six months after the date of grant.
(3)	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of option awards granted in 2008 and, to the extent applicable, option awards granted in prior fiscal years, in accordance with SFAS 123R. As required under SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting. A discussion of the assumptions used in calculating these values may be found in Notes 1 and 11 to our 2008 audited financial statements appearing in our Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC. With the exception of Mr. Sickler, each non-management director was granted stock options to purchase 2,000 shares in March 2008 with a grant date fair value of $24,060. Mr. Sickler’s award in March 2008 of stock options to purchase 333 shares, which was pro-rated for the period of time which he served as a non-management director, had a grant date fair value of $4,006. In addition, in connection with his election to the Board in May 2008, Mr. Klasko was granted stock options to purchase 5,000 shares with a grant date fair value of $62,500. All options granted to the directors are fully vested at the time of grant. As of December 31, 2008, the number of shares underlying options held by the directors listed in the table were: Mr. Babich: 11,000; Mrs. Barron: 20,000; Mr. Cook 20,000; Mr. Graves: 7,000; Mr. Klasko: 5,000; Mr. Lubsen: 20,000; Mrs. von Seldeneck: 17,000; Mr. Smith 11,000; Mr. Yoh: 17,000; and Mr. Zug: 13,000.
(5)	Mrs. von Seldeneck resigned as a director on December 15, 2008.
(6)	Mr. Sickler retired as a director on May 1, 2008. The amounts reported with respect to Mr. Sickler do not reflect payments made to him under his letter agreement dated July 31, 2006, which are discussed below under “Certain Transactions.”

Director Stock Ownership Guidelines

In February 2008, our Board established stock ownership guidelines for our directors to further align the interests of our directors with those of our stockholders. The ownership guidelines require our directors to own shares of our common stock, shares of restricted stock and shares underlying stock options with an aggregate value equal to two times the annual compensation paid to our directors. Directors have until the later of February 2013 or five years from the date they are first elected to the Board to meet the required ownership level. As of December 31, 2008, each director had either satisfied these ownership guidelines or had time remaining to do so.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of three non-management directors, each of whom has been determined by the Board to be independent under the rules of the NYSE and the SEC. The Audit Committee’s responsibilities are set forth in its amended and restated charter, which was adopted by the Board on March 7, 2005.

Generally, the Audit Committee oversees and reviews with the full Board any issues with respect to the Company’s financial statements, the structure of our legal and regulatory compliance, the performance and independence of our independent registered public accounting firm and the performance of our internal audit function. Management has primary responsibility for preparing our consolidated financial statements and for our financial reporting process. Management also has the responsibility to assess the effectiveness of our internal control over financial reporting. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for expressing an opinion on (i) the conformity of our annual consolidated financial statements to generally accepted accounting principles and whether those financial statements present fairly, in all material respects, our financial position and results of operations and (ii) the effectiveness of our internal control over financial reporting.

The Audit Committee maintains oversight of our internal audit function by reviewing the appointment and replacement of our director of internal auditing and periodically meets with the director of internal auditing to receive and review reports of the work of our internal audit department. The Audit Committee meets with management on a regular basis to discuss any significant matters, internal audit recommendations, policy or procedural changes, and risks or exposures, if any, that may have a material effect on our financial statements.

The Audit Committee has also taken the following actions:

•	reviewed and discussed with management and our independent registered public accounting firm our audited consolidated financial statements for the fiscal year ended December 31, 2008;
•	discussed with our independent registered public accounting firm the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (as amended) — “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and
•	received the written disclosures and the letter from our independent registered public accounting firm pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with our independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board, and the Board has approved, the inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

AUDIT COMMITTEE

JAMES W. ZUG, CHAIRMAN	GEORGE BABICH, JR.	WILLIAM R. COOK

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to our executive officers listed in the Summary Compensation Table that follows this discussion. We refer to these executive officers as our “named executive officers.”

EXECUTIVE COMPENSATION OVERVIEW

Compensation Objectives

Our executive compensation program is designed principally to promote the achievement of specific annual and long-term goals by our executive management team and to align our executives’ interests with those of our stockholders. In this regard, the components of the compensation program for our executives, including the named executive officers, are intended to meet the following objectives:

•	Provide compensation that enables us to attract and retain highly-skilled executives. We refer to this objective as “competitive compensation.”
•	Create a compensation structure that in large part is based on the achievement of performance goals. We refer to this objective as “performance incentives.”
•	Provide long-term incentives to align executive and stockholder interests. We refer to this objective as “stakeholder incentives.”
•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

We have fashioned the components of our 2008 executive compensation program to meet these objectives as follows:

Type of Compensation	Objectives Addressed

Salary	Competitive Compensation

Annual Bonus	Performance Incentives Competitive Compensation

Equity Incentive Compensation	Stakeholder Incentives Performance Incentives Competitive Compensation Retention Incentives

Role of Compensation Committee and Executive Officers

The Compensation Committee of our Board of Directors is responsible for the oversight of our executive compensation program. The Compensation Committee makes all decisions concerning compensation awarded to our executive officers, other than Jeffrey P. Black, our Chairman, Chief Executive Officer and President. Determinations concerning Mr. Black’s compensation are made by the independent members of our Board of Directors upon the recommendation of the Compensation Committee.

Mr. Black, with the assistance of our human resources department and our compensation consultant, Mercer (US) Inc., which we refer to below as “Mercer,” provides statistical data to the Compensation Committee to assist it in determining appropriate compensation levels for our executives. Mr. Black also provides the Compensation Committee with recommendations as to components of the compensation of our executives. Mr. Black does not make recommendations as to his own compensation. While the Compensation Committee utilizes this information, and values Mr. Black’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation are made by the Compensation Committee. In addition, the Compensation Committee may separately engage a compensation consultant to assist it in making determinations with respect to executive compensation matters.

Determination of Compensation

Introduction

In 2007, we executed a number of acquisitions and divestitures designed to provide greater consistency of performance, improved profitability and sustainable growth. The most significant of these transactions was our acquisition of Arrow International, a leading global provider of catheter-based access and therapeutic products for critical and cardiac care, and the divestiture of our automotive and industrial businesses. Together, these transactions changed the nature of our businesses from a diversified industrial company to a company principally engaged in the medical technology business. As a result, in 2008, our Compensation Committee engaged in a review of our compensation program for executive officers and determined that certain adjustments to our compensation practices were appropriate to reflect these changes in our business. The following discussion summarizes the compensation determinations made with respect to compensation of our named executive officers in 2008.

2008 Compensation Determinations

In making our compensation determinations, we periodically reference reports provided by Mercer that include compensation data Mercer derives from several published compensation surveys. These surveys provide information regarding compensation paid by manufacturing companies to executives in functionally comparable positions to our executives. The survey data is size adjusted by Mercer using a regression analysis where available; otherwise, we limited the sample to companies having annual revenues ranging from approximately 0.5 to 2 times our annual revenues. In making our compensation decisions for 2008, we utilized a Mercer report that referenced data from a survey completed in 2005. Mercer provided samplings with respect to functionally comparable executives from 100 to 400 companies, depending on the comparable executive position. We refer to these companies as the “general market companies.” In light of the fact that we wish to emphasize a performance orientation in our compensation program, we position base salaries to be at a lower level relative to the general market companies than total direct compensation, which includes the target amounts of annual bonus and equity incentive compensation in addition to base salary. Specifically, we generally seek to position executive salaries to approximate the median of the salaries paid to comparable executives by the general market companies, while positioning total direct compensation to approximate the 65th percentile of total direct compensation paid by the general market companies. We also seek to position total cash compensation, which includes salary and target amount of annual bonus, to approximate the 65th percentile of the market. In determining executive compensation in 2008, we considered, among other things, Mercer’s advice that compensation that is within 15 percent above or below the amount payable is within the competitive range we are seeking. We refer to this range as the “competitive range.”

While the market data is one reference in our pay determinations, we may set compensation below or above these levels as we deem appropriate. Factors that affected our determination in 2008 included the executive’s role within the organization, individual performance and comparable data relating to a peer group of publicly traded manufacturing companies selected by our Compensation Committee, which we refer to as the “peer group companies.”

We used the peer group companies as a secondary point of evaluation to validate compensation decisions, and in certain instances we have adjusted compensation in response to peer group data. Moreover, as explained in more detail below, the cash incentive opportunities awarded to our executives in prior years under our long-term incentive compensation program were based on our “total shareholder return” as compared to the total shareholder return of the peer group companies.

Our Compensation Committee established and selected the initial companies comprising the peer group companies in 2003, which consisted of diversified industrial companies of roughly comparable size to ours, which we believed were considered by analysts to be competitors for investor capital during that period. In 2008, the Compensation Committee conducted a review of the peer group companies using data provided by Mercer to determine whether any modifications to the group would be necessary or appropriate in light of the significant changes in our operations that occurred in 2007. Upon conclusion of this review, the Compensation Committee determined that the peer group companies should be adjusted to reflect an increased emphasis on the medical industry. The revised peer group companies selected by the Compensation Committee consisted of the following:

• AMETEK, Inc.,	• Edwards Lifesciences Corp.,	• Roper Industries, Inc.,

• C.R. Bard, Inc.,	• Goodrich Corporation,	• St. Jude Medical, Inc. and

• Carlisle Companies Incorporated,	• Hill-Rom Holdings, Inc. (formerly Hillenbrand Industries, Inc.),	• Zimmer Holdings, Inc.

• Dover Corporation,	• Pentair, Inc.,

2008 COMPENSATION

Salaries

Base salary ranges for our executives are determined based on each executive’s position and responsibility and are typically considered annually as part of our performance review process. As noted above, we generally seek to position salaries for our named executive officers within a competitive range of the median of salaries for positions of comparable responsibility reported by the general market companies. In addition, salary reviews may occur at other times due to events such as a promotion or other change in job responsibility.

For 2008, salary increases for each of our named executive officers did not exceed seven percent. In addition, in connection with a decision to discontinue the practice of reimbursing executives for club membership fees and dues, our Board approved a one-time salary adjustment for certain of our named executive officers to compensate them for the elimination of this benefit. The salaries paid to our named executive officers in 2008 were within the competitive range described above.

Annual Executive Incentive Compensation

Annual Incentive Award Components

We provide annual cash incentive opportunities to subject a meaningful amount of an executive’s total cash compensation to the achievement of business performance objectives. In this regard, we design our total cash compensation, which is the sum of an executive’s salary and target amount of annual bonus, to fall within a competitive range of the 65th percentile of total cash compensation for comparable executives in the general market companies, in contrast to the median reference point used in connection with salaries. Nevertheless, the actual amounts of annual bonus paid out to our executives is based on achievement of applicable corporate, business segment or individual performance goals and can vary considerably from the target amount.

Under our annual incentive plan, 80 or 90 percent of the target award opportunity, depending on the executive, is based on corporate or business segment financial performance measures, while the remaining 10 or 20 percent of the target award opportunity is based on individual performance. We have weighted the annual incentive awards largely to the financial performance measures because we believe that emphasizing corporate or business unit financial performance encourages a unified commitment by our executives to performance that we believe directly affects stockholder value.

2008 Award Components

In 2008, the criteria under our annual incentive program for our named executive officers who do not have responsibility for a specific business segment, namely Messrs. Black, Gordon and Miller, were as follows:

•	Sixty percent was based on the amount of our earnings per share, excluding the impact of restructuring and other special charges, businesses divested during the year and significant acquisitions, which we refer to as “EPS;”

•	Twenty percent was based on cash flow from continuing operations, excluding the impact of businesses divested during the year, significant acquisitions and foreign currency fluctuations; and

•	Twenty percent was based on the achievement of individual performance objectives.

We use EPS as a performance measure because we believe that a fundamental objective of an executive officer is to significantly increase stockholder value, and for a large, well established manufacturing enterprise like ours, EPS is a key metric affecting share price and, thus, stockholder value. We excluded restructuring and other special charges from our EPS target because such charges are not contained within our principal earnings guidance and adjusted results reported to investors and are generally disregarded in assessing whether stockholder value has been generated. We excluded the effect of divestitures and significant acquisitions because they reflect extraordinary events that do not affect the day-to-day management of our business and are generally not a part of our annual planning process. We use cash flow from continuing operations as a performance measure because we believe it is an important indicator of our ability to service our indebtedness, make capital expenditures and provide flexibility with regard to the pursuit of other operating initiatives. We excluded the effect of divestitures and significant acquisitions for the reasons stated above with respect to the EPS measure. We excluded the impact of foreign currency fluctuations from cash flow because it is a factor that is generally outside of our control. We include individual performance as a performance measure in order to provide our executives with an award opportunity based upon their performance during the preceding fiscal year, including their satisfaction of individual performance objectives that are established at the beginning of the preceding fiscal year.

For Mr. Waaser, who has responsibility with respect to our Medical segment, the criteria under our 2008 annual incentive program were as follows:

•	Fifty percent was based on segment operating income before the allocation of corporate costs to the business segment and excluding the impact of restructuring and other special charges, businesses divested during the year and significant acquisitions, which we refer to as “profit before financial items” or “PBFI;”

•	Twenty percent was based upon “asset velocity index,” or “AVI,” which is the sum of reported accounts receivable and inventories net of accounts payable and deferred revenue for the business segment expressed as a percentage of annual revenues at the balance sheet date (the average of the asset velocity index at the end of each month is used for purposes of determining achievement of the stated goal);

•	Twenty percent was based on achievement of a revenue target for the business segment, excluding the impact of businesses divested during the year and significant acquisitions; and

•	Ten percent was based upon the achievement of individual performance objectives.

For Mr. Northfield, who had responsibility for our Commercial segment until September 2008, seventy-five percent of his annual incentive award opportunity for 2008 was based upon performance of our Commercial segment under the following criteria:

•	Sixty percent was based on Commercial segment PBFI;

•	Thirty percent was based upon asset velocity index for the Commercial segment; and

•	Ten percent was based upon the achievement of individual performance objectives.

In September of 2008, Mr. Northfield accepted a position with our Medical segment as Executive Vice President, Global Medical Operations. In connection with this change in position, it was determined that twenty-five percent of Mr. Northfield’s award opportunity would be based upon performance of our Medical segment under the criteria described above for Mr. Waaser.

We believe that PBFI is a reliable overall measure of the performance of a business segment. Therefore, we believe that a significant portion of the financial performance-based component for an executive who is responsible for a business segment should be based on this measure. We excluded the impact of restructuring and other special charges, businesses divested during the year, significant acquisitions and foreign currency fluctuations from this measure for the reasons stated above. We use asset velocity index as a performance measure because we believe that an important factor in our performance is the effective utilization of our cash resources and other working capital items. Executives with responsibility for individual business segments are most directly involved in managing these assets; therefore, we applied this performance measure to them. In 2008, we added revenue growth without giving effect to acquisitions or divestitures because we wanted to emphasize the importance of sales growth with respect to our core operations. We included individual performance as a performance criteria for Messrs. Waaser and Northfield because we believed it was important to emphasize certain individual performance objectives established for these executives at the beginning of the preceding fiscal year.

For 2008, an executive’s incentive award payout related to EPS could range from 50 percent of the target award, if threshold levels of performance equivalent to approximately 94 percent of the EPS target were achieved, to 200 percent of the target award, if the maximum performance level equivalent to approximately 112 percent of the EPS target was achieved or exceeded. With respect to the cash flow and AVI measures, an executive’s opportunity ranged from 100 percent of the target award if the target levels were achieved to 200 percent if certain maximum performance targets were achieved or exceeded. Award payouts related to Mr. Waaser’s revenue target measure could range from 50 percent to 200 percent of the target award, with a payment of 100 percent of the target award if the revenue target is met. In addition, depending on the extent to which the executive satisfies the objectives, he may receive no payment or a payment of up to 200 percent of the individual performance component of the target award opportunity.

2008 Executive Incentive Compensation Targets and Awards

The target award payable to a named executive officer for 2008 if the target financial performance-based objective or objectives were achieved and 100 percent of the individual performance component award opportunity was paid is equal to a percentage of the executive’s salary, as shown on the following table:

	Target Award
	Opportunity as	Target Award
Name	Percentage of Salary	Opportunity

Jeffrey P. Black	100%	$900,000
Kevin K. Gordon	75%	$320,625
Ernest Waaser	60%	$280,500
Laurence G. Miller	50%	$186,250
Vince Northfield	50%	$186,250

The following table provides information for each named executive officer regarding applicable performance measures, targets and actual payments with respect to 2008 based on the degree of achievement with respect to each performance measure:

						Actual Award
		Performance				as a
		Measure as a				Percentage of
		Percentage of				Target Award
		Total Target				Opportunity
		Award				for the
		Opportunity		Amount	Actual	Performance
Name	Performance Measure	(1)	Target	Achieved	Award	Measure

J. Black	EPS	60%	$3.90	$4.05	$756,000	140%
	Cash Flow	20%	$255 million	$267 million	$216,000	120%
	Individual Performance	20%	See below	N/A	$180,000	100%
K. Gordon	EPS	60%	$3.90	$4.05	$269,325	140%
	Cash Flow	20%	$255 million	$267 million	$76,950	120%
	Individual Performance	20%	See below	N/A	$89,775	140%
E. Waaser	Medical PBFI	50%	$347 million	$296 million	$0	0%
	Medical AVI	20%	29.5%	28.4%	$56,100	100%
	Medical Revenue Target	20%	$1.529 billion	$1.499 billion	$28,050	50%
	Individual Performance	10%	See below	N/A	$28,050	100%
L. Miller	EPS	60%	$3.90	$4.05	$156,450	140%
	Cash Flow	20%	$255 million	$267 million	$44,700	120%
	Individual Performance	20%	See below	N/A	$44,700	120%
V. Northfield	Commercial PBFI	45%	$40.9 million	$29.3 million	$0	0%
	Commercial AVI	22.5%	22%	24.5%	$0	0%
	Medical PBFI	12.5%	$347 million	$296 million	$0	0%
	Medical AVI	5%	29.5%	28.4%	$9,313	100%
	Medical Revenue Target	5%	$1.529 billion	$1.499 billion	$4,656	50%
	Individual Performance	10%	See below	N/A	$24,212	130%

(1)	The percentages shown for Mr. Northfield have been allocated to give effect to the fact that 75% of his 2008 award opportunity was based upon performance under the Commercial Segment measures and 25% of his award opportunity was based upon performance under the Medical Segment measures.

For 2008, the individual performance objectives established for Mr. Black included achievement of our financial and growth targets, development and execution of our strategic plan, continued development of senior management succession plans, achievement of certain critical objectives, which included objectives related to the FDA compliance efforts of our Medical Segment and the continuing integration efforts related to our acquisition of Arrow International, continuing efforts with respect to investor relations and communications related to our portfolio transition and continuing to provide support for our Board of Directors. The individual performance objectives established for each of our other named executive officers included various matters related to their specific functions, including matters relating to the development and implementation of our overall strategy.

The actual award payments in respect of the financial performance measures are reflected in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table, which amounts paid to our named executive officers in respect of the individual performance measure are reflected in the “Bonus” column of the Summary Compensation Table.

Supplemental Bonus Awards

In February 2009, our Compensation Committee approved a cash bonus award of $63,695 to Mr. Gordon. Mr. Gordon’s award was designed as a discretionary award intended to supplement the long-term incentive award payable to him in respect of the 2006-2008 performance period, which is discussed under “2006-2008 Long-Term Cash Incentive Award Opportunity.” The award opportunity under that plan was based on a percentage of an employee’s salary at the time the award opportunity was established. However, Mr. Gordon assumed significantly greater responsibilities for more than 60% of the performance period as a result of his promotion to the position of Chief Financial Officer in March 2007, and the Committee believed the award was appropriate to recognize his significant contributions over that period.

In addition, in February 2009, our Compensation Committee approved a cash bonus award of $95,000 to Mr. Northfield. This award was designed as a discretionary award intended to recognize the significant contributions made by Mr. Northfield in connection with strategic planning relating to the Commercial Segment. In addition, although Mr. Northfield assumed his responsibilities with regard in the Medical Segment in the later part of the year, the Committee noted his significant contributions to that segment, specifically in connection with his oversight of personnel matters and improvements in inventory management.

The bonus award payments described above are reflected in the “Bonus” column of the Summary Compensation Table.

Equity Incentive Compensation

Our equity incentive compensation program is designed to promote achievement of corporate goals, encourage the growth of stockholder value and enable participation in our long-term growth and profitability. We seek to fashion equity incentive compensation so that it falls within a competitive range of the 65th percentile of equity compensation for comparable executives of the general market companies. The equity incentive compensation opportunity established for each of our named executive officers was designed to be equivalent to 150 percent to 300 percent of a named executive officer’s salary because those percentages fell within the competitive range of the 65th percentile of the market, and also reflected contributions of each position to the organization’s objectives, individual performance and other factors. We refer to this percentage of salary as the “equity incentive percentage.” The 2008 equity incentive percentage for each named executive officer and the dollar amount of the executive’s equity compensation opportunity is as follows:

	Equity	Total Equity
Name	Incentive Percentage	Compensation Opportunity

Jeffrey P. Black	300%	$2,700,000
Kevin K. Gordon	190%	$812,250
Ernest Waaser	175%	$818,125
Laurence G. Miller	150%	$558,750
Vince Northfield	150%	$558,750

Our equity incentive compensation for 2008 included stock options and restricted stock awards issued under our 2000 Stock Compensation Plan. We designed these components and the weighting of our equity compensation to align the interests of our named executive officers to our stockholders by providing an incentive to our executives for the favorable performance of our common stock.

In 2008, we allocated 65 percent of the equity incentive award to stock options because we believed that absolute return should be the principal determinant of the economic return received by our executives from equity compensation. The stock options vest in equal annual installments over a three-year period. The remaining 35 percent of the equity award was allocated to restricted stock awards that vest in their entirety on the third anniversary of the grant date. The restricted stock awards replaced the long-term cash incentive award opportunity offered to our executives in prior years, which was payable based upon the extent to which our total shareholder return during a three year performance period exceeded the total shareholder return achieved by the peer group companies. In light of the significant changes in our business that occurred in 2007, we concluded that using total shareholder return relative to the peer group as the basis of a portion of our long-term incentive program was no longer effective, particularly because the peer group utilized in 2007 and prior years does not reflect the current nature of our business. Moreover, uncertain economic conditions and the need for stability in the management of our business suggested that stronger incentives for long-term executive commitment to our business and to increasing shareholder value were necessary. Therefore, our Board of Directors, upon the recommendation of our Compensation Committee, approved the replacement of the cash award component with restricted stock. We will continue to evaluate and consider the type of awards granted under our equity incentive program and may, in the future, decide that other types of awards provide appropriate incentives to promote our then current goals and objectives.

Stock Option Awards

In accordance with the rationale described above, we granted stock options to our named executive officers in 2008 based upon 65 percent of the total equity incentive compensation opportunity. Using a Black Scholes methodology, we valued the stock options at $14.18 per underlying share.

As a result of these computations, the named executive officers received stock options for the respective numbers of underlying shares set forth below in the Grants of Plan-Based Awards table under the column heading, “All Other Option Awards: Number of Securities Underlying Options.” The dollar amount for option awards shown in the Summary Compensation Table generally reflects the dollar amount recognized for financial statement purposes in accordance with Statement of Financial Account Standards 123R. Therefore, it includes amounts with respect to only a portion of the options granted in 2008, while also including amounts from earlier option grants. See note 2 to the Summary Compensation Table for further information.

Stock options awarded under the equity incentive compensation program are granted in the first quarter of each year and have an exercise price equal to the average of the high and low sales prices of our common stock on the date of grant rounded to the nearest $0.25 increment. Our options generally vest in equal annual increments on the first three anniversaries of the date of grant. We believe that these vesting terms, together with the new restricted stock component of our equity incentive program, provide our executives with meaningful incentive for continued employment. For additional information regarding stock option terms, see the footnotes accompanying the Grants of Plan-Based Awards table.

Restricted Stock Awards

In 2008, we granted restricted stock awards to our named executive officers based upon 35 percent of the total equity incentive compensation opportunity. Using a grant date fair value calculated in accordance with Statement of Financial Account Standards 123R, we valued the restricted stock at $56.89 per underlying share.

As a result of these computations, the named executive officers received restricted stock awards for the respective numbers of underlying shares set forth below in the Grants of Plan-Based Awards table under the column heading, “All Other Stock Awards: Number of Shares of Stock or Units.” The dollar amount for restricted stock awards shown in the Summary Compensation Table generally reflects the dollar amount recognized for financial statement purposes in accordance with Statement of Financial Account Standards 123R. Therefore, it includes amounts with respect to only a portion of the restricted stock granted in 2008, while also including amounts from earlier option grants. See note 2 to the Summary Compensation Table for further information.

Restricted stock awards under the equity incentive program are granted in the first quarter of each year and vest in their entirety on the third anniversary of the date of grant. As noted above, we believe that these vesting terms, together with the stock option component of our equity incentive program, provide our executives with meaningful incentive for continued employment. For additional information regarding restricted stock award terms, see the footnotes accompanying the Grants of Plan-Based Awards table.

Special Equity Award for Vince Northfield

In 2008, our Compensation Committee granted Mr. Northfield a special equity award of 5,000 shares of restricted stock, which will vest in its entirety on the second anniversary of the grant date. The Compensation Committee approved these grants in connection with Mr. Northfield’s appointment as Executive Vice President for Global Operations, Teleflex Medical. The equity award is addressed in the “All Other Stock Awards: Number of Shares of Stock or Units” column of the Grants of Plan Based Awards Table and in the accompanying footnotes.

2006-2008 Long-Term Cash Incentive Award Opportunity

As discussed above, in 2008, our Board decided to replace the long-term cash incentive award opportunity with restricted stock awards. Under the long-term cash incentive award program, our executives were provided with an opportunity to receive a cash award based on total shareholder return over a three year measurement period as compared to the peer group companies. “Total shareholder return” is the appreciation in value of a share of stock of a company from the first trading day to the last trading day of the specified performance period, assuming reinvestment of dividends. Payment is based on a sliding scale so that the amount of the payment generally increases to the extent that our total shareholder return exceeds the total shareholder return of the peer group companies. Specifically, if our total shareholder return exceeds the return of five of the peer group companies, the threshold payment equal to 72 percent of the target award will be paid. If our total shareholder return exceeds one-half of the peer group companies, 100 percent of the target amount will be paid. The maximum payout, equal to 200 percent of the target amount, will be paid if our total shareholder return exceeds that of at least ten of the peer group companies. These award levels are subject to adjustment in the event that merger or acquisition activity changes the number of peer group companies.

The long-term cash incentive awards described above were granted to our executives on an annual basis during the period from 2004 to 2007. The peer group companies against which our performance was to be measured for each of these awards was the peer group companies in effect from 2003 through 2007, which consisted of the following:

• AMETEK, Inc.,	• Flowserve Corporation,	• ITT Industries, Inc.,

• Carlisle Companies Incorporated,	• GenCorp Inc.,	• Pentair, Inc.,

• Crane Co.,	• Goodrich Corporation,	• Roper Industries, Inc. and

• Dover Corporation,	• IDEX Corporation,	• The Timken Company.

The three year performance period for the cash incentive opportunity awarded in 2006 was completed in 2008. For that period, our total shareholder return exceeded the return of five of the peer group companies and, therefore, resulted in a payment of 72 percent of the target award to each of our named executive officers, other than Mr. Waaser. Mr. Waaser did not become an employee until November of 2006 and, therefore, was not eligible to participate in the long-term incentive award for the 2006-2008 measurement period. The actual award payments are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Personal Benefits

We provide our named executive officers with personal benefits that we believe are appropriate as part of a competitive compensation package that better enables us to attract and retain highly skilled executives. We periodically review the levels of perquisites and other personal benefits provided to our named executive officers. The personal benefits currently provided to our named executive officers include a company car, life insurance coverage and, with respect to Mr. Black, personal use of our corporate aircraft. Additional information regarding these benefits is provided in the Summary Compensation Table and the accompanying footnotes.

ONGOING AND POST-EMPLOYMENT ARRANGEMENTS

We have several plans and agreements addressing compensation for our named executive officers that accrue value as the executive continues to work for us, provide special benefits upon certain types of termination events and provide retirement benefits. These plans and agreements were designed to be a part of a competitive compensation package that would encourage our executives to remain employed by us. Not all plans apply to each named executive officer, and the participants are indicated in the discussion below.

Employment Agreement for Jeffrey P. Black

We recently entered into a new employment agreement with Mr. Black under which he will continue to serve as our President and Chief Executive Officer. The new agreement provides for a three-year term and replaces the employment agreement we entered into with Mr. Black in May 2006, which was scheduled to expire in May 2009. The compensatory terms of the new agreement are described in the narrative following the Summary Compensation Table. The payments that may be made to Mr. Black upon termination of his employment are described below under “Potential Payments Upon Termination or Change in Control.”

In connection with the negotiation of the new agreement, our Compensation Committee considered Mr. Black’s experience, his performance since he became our Chief Executive Officer, his prior compensation, our financial performance and, with assistance from Towers, Perrin, Forster & Crosby, Inc., which we refer to below as “Towers Perrin,” market data with respect to CEO compensation.

In addition, the Compensation Committee retained outside legal counsel to assist it in its consideration and negotiation of the terms of the new employment agreement. Upon conclusion of its review, the Compensation Committee recommended that we enter into a new employment agreement with Mr. Black on terms substantially similar to those in his 2006 employment agreement in all material respects, subject to the following changes:

•	elimination of our obligation to pay income taxes attributable to reimbursement payments we make to Mr. Black for life insurance premiums under a $1 million individual policy owned by Mr. Black;

•	elimination of our obligation to reimburse Mr. Black for any excise taxes that may be imposed on him as a result of any payment or distribution made to Mr. Black in connection with a change in control; and

•	adoption of a $100,000 limit on the incremental costs we incur to provide Mr. Black with personal use of our aircraft (his previous agreement limited his usage to 50 hours per year, while his new agreement limits usage to the lesser of 50 hours or $100,000 in incremental costs).

After review of materials provided by Towers Perrin, and discussions with Towers Perrin and outside legal counsel, the Compensation Committee determined that these changes were appropriate in light of current general market practices with respect to employment and severance arrangements.

Based upon the recommendation of the Compensation Committee, the Board approved our entry into a new employment agreement with Mr. Black on the terms described above.

Change in Control Arrangements

We have change in control arrangements with each of our named executive officers. The terms of Mr. Black’s change in control arrangement are set forth in Mr. Black’s employment agreement, and the terms of our change in control arrangements with each of our other named executive officers is set forth in a change of control agreement that we have entered into with each of the executives. Our agreement with each executive provides for payments and other benefits to the executive if we terminate the executive’s employment for any reason other than disability or cause or if the executive terminates employment for “good reason” within two years following a change in control. The change in control provisions in Mr. Black’s employment agreement differ from the change in control provisions for the other named executive officers with respect to the amount of the payments upon the relevant termination following the change in control. For a more detailed discussion of these arrangements, see “Potential Payments Upon Termination or Change in Control,” below. If an executive becomes liable for payment of any excise tax under Section 4999 of the Internal Revenue Code with respect to any payment received in connection with a change in control, we will make an additional payment to the executive. This payment is designed so that, after payment of all excise taxes and any other taxes payable in respect of the additional payment, the executive will retain the same amount as if no excise tax had been imposed. See “Tax Considerations” below for further information regarding the additional payment. We entered into these change in control arrangements so that our executives can focus their attention and energies on our business during periods of uncertainty that may occur due to a potential change in control. In addition, we want our executives to support a corporate transaction involving a change in control that is in the best interests of our stockholders, even though the transaction may have an effect on the executive’s continued employment with us. We believe these arrangements provide a key incentive for our executives to remain with us.

Executive Severance Arrangements

In addition to the change in control provisions described above, we have also agreed to provide payments and other benefits to our named executive officers if, outside of the context of a change in control, we terminate their employment without cause or they terminate employment for “good reason.” See “Potential Payments Upon Termination or Change in Control” for additional information.

RETIREMENT BENEFITS

We provide certain retirement benefits to our executive officers that are also offered to our general employee population. In addition, we maintain certain supplemental plans for our executives that are intended to promote tax efficiency and replacement of benefit opportunities lost due to regulatory limits in the broad-based tax-qualified plans. Until recently, these benefits were primarily provided though a combination of defined benefit and defined contribution arrangements. The defined benefits were principally provided for under the Teleflex Incorporated Retirement Income Plan, or TRIP, which was a tax qualified defined benefit plan designed to provide benefits to all salaried employees following retirement based upon a formula relating to years of service and annual compensation. In addition, we maintained a Supplemental Executive Retirement Plan, or SERP, which was a non-qualified defined benefit plan designed to provide benefits for executives to the extent that their compensation cannot be taken into account under the TRIP because the compensation exceeds limits imposed under the Internal Revenue Code. See the Pension Benefits table and accompanying narrative, and “Potential Payments Upon Termination or Change in Control” for additional information.

In 2008, we engaged in a review of our defined benefit and defined contribution programs, and approved certain strategic changes to our executive and broad-based programs. In connection with these changes, effective December 31, 2008, our Board approved the discontinuation of future benefit accruals under the defined benefit retirement plans covering our employees, including our named executive officers, and the move to a primarily defined contribution plan retirement program. In deciding to shift our focus to a defined contribution approach, we considered several factors. First, defined contribution plans are a cost-effective way for us to provide competitive retirement benefits to employees. Legislation and regulatory requirements make it increasingly difficult for us to plan and budget for the unpredictable costs and potentially negative financial impact of defined benefit plan funding rules. In addition, the movement to a defined contribution approach provides employees with a portable benefit that employees can more easily understand and value. Finally, we considered the fact that a significant number of our operating divisions had already moved to an entirely defined contribution approach. As such, the movement to a defined contribution program allowed us to provide for greater consistency with respect to the benefits offered to our employees.

As part of this strategic move towards a defined contribution retirement program, effective December 31, 2008, we “froze” future benefit accruals under the TRIP and the SERP. In lieu of the benefits offered under the TRIP, we have amended our 401(k) Plan to provide for an enhanced company matching contribution, effective as of January 1, 2009. Under this new approach, participants will be eligible to receive a 100% matching contribution with respect to the first 5 percent of eligible compensation contributed by the participant. The SERP has been replaced with a non-qualified defined contribution arrangement under our Deferred Compensation Plan, which we refer to as the “New SERP.” Under the New SERP, non-elective company contributions will be made to each participant’s account under the Deferred Compensation Plan in an amount equal to 5% of such participant’s annual cash compensation, less any matching contributions that the participants are eligible to receive under our 401(k) Plan. In addition, participants will have an opportunity to receive a matching contribution of up to 3% of their annual cash compensation with respect to amounts deferred by the participant into the Deferred Compensation Plan. Each of the Company’s named executive officers currently participates in the 401(k) Plan and the New SERP.

DEFERRED COMPENSATION PLAN

We maintain a Deferred Compensation Plan, which is a non-qualified plan under which executives may defer certain amounts of their annual and long-term incentive compensation. Salary deferral elections are made annually by eligible executives in respect of salary amounts to be earned in the following year. Participants may direct the investment of deferred amount into a fixed interest fund or one or more notional funds. All of the named executive officers are eligible to participate in the Deferred Compensation Plan. In connection with the shift from a defined benefit to a defined contribution approach with respect to our retirement benefits discussed above, we amended our Deferred Compensation Plan, effective January 1, 2009, to include provisions related to the defined contribution arrangement under the New SERP. See the “Non-qualified Deferred Compensation — 2008” table for additional information.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and other executives named in the summary compensation table, unless certain conditions are met. To the extent feasible, we structure executive compensation to preserve deductibility for federal income tax purposes. In this regard, our stock compensation plans are designed to preserve, to the extent otherwise available, the deductibility of income realized upon the exercise of stock options. Moreover, our Executive Incentive Plan is designed to facilitate the deductibility of the non-discretionary portion of annual bonus awards and the previously granted long-term cash incentive awards that meet the conditions for “qualified performance-based compensation” under Section 162(m). Nevertheless, we retain the discretion to authorize compensation that may not be deductible. The compensation paid to Mr. Black in 2008 exceeded the deductible limit by approximately $1,828,438. In addition, it is possible that some portion of compensation paid to our executives in future years will be non-deductible, particularly if a change-in-control occurs.

As noted above, under our change in control arrangements, we will make an additional payment to our executives, other than Mr. Black, if payments to them resulting from a change in control are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. It is possible that a change in control could result in our making additional payments to our executives. Nevertheless, we believe that our payments relating to the excise tax are appropriate to preserve the incentive for executives to maintain their employment with us.

STOCK OWNERSHIP GUIDELINES

In February 2008, our Board established stock ownership guidelines for our named executive officers and other executives to further align the interests of management with those of our stockholders and to further encourage long-term performance and growth. The ownership guidelines are expressed in terms of the value of the common stock, restricted stock and stock options, including shares in our 401(k) plan, held by the executive as a multiple of that executive’s base salary, which are as follows:

Required Ownership Level
Position	(as a multiple of base salary)

Chief Executive Officer	5 x base salary
Other Executive Officers	2 x base salary

Executives who are subject to the ownership guidelines have five years of the later of February 2013 or the date of appointment or promotion as an executive officer to meet the required ownership level. As of December 31, 2008, each of our named executive officers had either satisfied these ownership guidelines or had time remaining to do so.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis required by SEC regulations and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

BENSON F. SMITH, CHAIRMAN

JEFFREY A. GRAVES	HAROLD L. YOH III

SUMMARY COMPENSATION TABLE — 2008

The following table sets forth, for the fiscal year ended December 31, 2008, compensation information with respect to the Company’s Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers, determined in accordance with SEC regulations, for the fiscal years ended December 31, 2008, 2007 and 2006. These individuals are referred to in this Proxy Statement as the “named executive officers.”

							Change in
							Pension
							Value and
						Non-Equity	Non-qualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
			Bonus	Awards	Awards	Compensation	Earnings	Compensation
Name and Principal Position	Year	Salary	(1)	(2)	(3)	(4)	(5)	(6)	Total

Jeffrey P. Black	2008	$900,000	$180,000	$586,072	$1,663,567	$1,614,600	$235,933	$118,483	$5,298,655
Chairman, President and	2007	$875,500	$500,000	$997,800	$1,513,824	$1,050,000	$31,995	$117,333	$5,086,452
Chief Executive Officer	2006	$850,000	$416,500	$665,200	$1,218,344	–	$72,830	$82,679	$3,305,553

Kevin K. Gordon	2008	$427,500	$153,470	$230,432	$374,028	$416,356	$62,259	$33,810	$1,697,855
Executive Vice President	2007	$376,973	$240,464	$83,513	$259,370	$271,395	$14,544	$41,116	$1,287,375
and Chief Financial Officer	2006	$278,100	$87,600	–	$127,508	–	$90,710	$24,280	$608,198

R. Ernest Waaser	2008	$467,500	$28,050	$195,254	$332,465	$84,150	–	$30,873	$1,138,292
President – Medical	2007	$420,000	$192,000	$150,708	$193,570	$169,680	–	$102,121	$1,228,079
	2006	$72,692	$50,000	$25,118	$21,677	–	–	$1,969	$171,456

Laurence G. Miller	2008	$372,500	$44,700	$49,593	$234,243	$309,127	$62,697	$37,849	$1,110,709
Executive Vice President,	2007	$346,080	$219,216	–	$260,666	$207,648	$22,862	$44,675	$1,101,147
General Counsel and Secretary	2006	$329,600	$115,360	–	$205,160	–	$45,282	$36,825	$732,227

Vince Northfield	2008	$372,500	$119,212	$80,318	$244,567	$130,393	$48,303	$45,413	$1,040,706
Executive Vice President –	2007	$346,500	$184,650	–	$193,170	$82,700	$10,433	$57,101	$874,554
Medical	2006	$330,000	–	–	$147,399	$116,500	$14,699	$51,760	$660,358

(1)	The amounts shown in this column represent the amounts paid to the named executive officers under the “Individual Performance” component of the Company’s 2008 annual incentive program. See the section entitled “Annual Executive Incentive Compensation” under “Compensation Discussion and Analysis – 2008 Compensation,” for additional information regarding the annual incentive awards. In addition, the amounts shown in this column with respect to Messrs. Gordon and Northfield include supplemental bonus awards of $63,695 and $95,000, respectively. See the section entitled “Supplemental Bonus Awards” under “Compensation Discussion and Analysis – 2008 Compensation,” for additional information regarding these awards.

(2)	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the specified year for the fair value of restricted stock awards granted in the specified year as well as prior years, in accordance with SFAS 123R. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting. A discussion of the assumptions used in calculating these values may be found in Notes 1 and 11 to our 2008 audited financial statements included in our Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC.

(3)	The amounts shown in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the specified year for the fair value of option awards granted in the specified year as well as prior years, in accordance with SFAS 123R. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting. A discussion of the assumptions used in calculating these values may be found in Notes 1 and 11 to our 2008 audited financial statements included in our Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC.

(4)	The amounts shown in this column represent the amounts paid to the named executive officers in respect of the financial performance metrics under the Company’s 2008 annual incentive program. See the section entitled “Annual Executive Incentive Compensation” under “Compensation Discussion and Analysis – 2008 Compensation,” for additional information regarding the annual incentive awards. In addition, with respect to Messrs. Black, Gordon, Miller and Northfield, the amount includes awards paid under the Company’s long-term cash incentive award program for the 2006-2008 performance period of $642,600, $70,081, $107,976 and $116,424, respectively. See the section entitled “2006-2008 Long-Term Cash Incentive Award Opportunity” under “Compensation Discussion and Analysis – 2008 Compensation,” for additional information regarding the long-term cash incentive awards.

(5)	The amounts shown in this column with respect to Messrs. Black, Gordon, Miller and Northfield represent the change in actuarial present value of the accumulated benefit under defined benefit plans in which such named executive officers participate. See the Pension Benefits table and accompanying narrative for additional information, including the present value assumptions used in this calculation and for a discussion of the contribution of the present value of each active participant’s account in our Supplemental Executive Retirement Plan, one of our defined benefit plans, to our Deferred Compensation Plan. The Supplemental Executive Retirement Plan was terminated with respect to active employees effective January 1, 2009.

(6)	The amounts shown in this column consist of the components set forth in the table below, which include the matching contributions we provide to each named executive officer’s 401(k) plan contributions, the dollar value of life insurance premiums that we paid for the benefit of the named executive officers, tax gross-ups related to the reimbursement of insurance premiums and perquisites. The amounts set forth below with respect to the costs we incurred to provide the named executives officers with a company car are calculated based upon the lease and insurance costs incurred by the Company with respect to the vehicle used by the named executive officer, as well as any fuel and maintenance costs reimbursed by the Company to the named executive officer. The amount set forth below with respect to the costs incurred by the Company to provide Mr. Black with personal use of the Company aircraft is calculated based upon the actual incremental cost to the Company to operate the aircraft, including the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs and other variable costs.

Name	401(k) Contributions	Life Insurance Premiums	Tax Gross-Ups	Perquisites(a)

Mr. Black	$7,748	$13,399	$4,910	$92,426
Mr. Gordon	$7,749	$1,553	–	$24,508
Mr. Waaser	$11,000	$1,110	–	$18,763
Mr. Miller	$7,416	$1,553	–	$28,880
Mr. Northfield	$4,806	$1,110	–	$39,497

(a)	The amounts shown in this column for all named executive officers other than Mr. Black consist of the incremental costs we incurred to provide the named executive officer with use of a company car. The amount shown with respect to Mr. Black includes $27,642 in incremental costs we incurred to provide Mr. Black with use of a company car and $64,784 in incremental costs we incurred to provide Mr. Black with personal use of our aircraft.

In March 2009, we entered into an employment agreement with Mr. Black, which provides for his employment as our President and Chief Executive Officer through March 2012. Mr. Black’s agreement provides that he will receive an annual base salary of at least $900,000, and will be eligible to participate in the annual incentive, long-term incentive and equity compensation programs that we provide for our senior executives, as well as to participate in our retirement and welfare benefit plans and programs. The agreement also provides that Mr. Black will be reimbursed by us for premiums on $1 million of life insurance coverage. In addition, Mr. Black will be entitled to personal use of company aircraft for up to fifty hours per year, subject to an annual limit of $100,000 in incremental cost to us to provide this benefit.

Mr. Black’s employment agreement provides for certain payments and benefits to be made available to him in the event his employment is terminated under certain circumstances, which are described below under “Potential Payments Upon Termination or Change in Control.”

GRANTS OF PLAN-BASED AWARDS — 2008

The following table sets forth information regarding our grants of plan based awards to the named executive officers during the fiscal year ended December 31, 2008:

						All Other	All Other
						Stock	Option			Grant Date
						Awards:	Awards:	Exercise or	Closing	Fair
			Estimated Possible Payouts			Number of	Number of	Base	Market	Value of
			Under Non-Equity Incentive			Shares of	Securities	Price	Price	Stock and
	Grant	Approval	Plan Awards(1)			Stock or	Underlying	of Option	on Date of	Option
Name	Date	Date	Threshold	Target	Maximum	Units(2)	Options (3)	Awards (4)	Grant	Awards (5)

Jeffrey P. Black	3/4/2008	2/26/2008	–	–	–	–	123,766	$56.25	$56.67	$1,488,905
	3/4/2008	2/26/2008	–	–	–	16,611	–	–	–	$872,410
	2/26/2008	2/26/2008	$270,000	$720,000	$1,440,000	–	–	–	–	–
Kevin K. Gordon	3/4/2008	2/25/2008	–	–	–	–	37,233	$56.25	$56.67	$447,913
	3/4/2008	2/25/2008	–	–	–	4,997	–	–	–	$262,442
	2/25/2008	2/25/2008	$96,188	$256,500	$513,000	–	–	–	–	–
R. Ernest Waaser	3/4/2008	2/25/2008	–	–	–	–	37,502	$56.25	$56.67	$451,149
	3/4/2008	2/25/2008	–	–	–	5,033	–	–	–	$264,333
	2/25/2008	2/25/2008	$98,175	$252,450	$504,900	–	–	–	–	–
Laurence G. Miller	3/4/2008	2/25/2008	–	–	–	–	25,613	$56.25	$56.67	$308,124
	3/4/2008	2/25/2008	–	–	–	3,438	–	–	–	$180,564
	2/25/2008	2/25/2008	$55,875	$149,000	$298,000	–	–	–	–	–
Vince Northfield	9/15/2008	9/15/2008	–	–	–	5,000	–	–	–	$316,650
	3/4/2008	2/25/2008	–	–	–	–	25,613	$56.25	$56.67	$308,124
	3/4/2008	2/25/2008	–	–	–	3,438	–	–	–	$180,564
	2/25/2008	2/25/2008	$58,203	$167,625	$335,250	–	–	–	–	–

(1)	Represents the threshold, target and maximum payments the named executive officer was eligible to receive based upon achievement of the financial performance metrics under our 2008 annual incentive program. The amounts actually paid to each named executive officer under this award are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. See the section entitled “Annual Executive Incentive Compensation” under “Compensation Discussion and Analysis — 2008 Compensation,” for additional information regarding the annual incentive awards.

(2)	The amounts shown in this column reflect the number of shares of restricted stock awarded to each named executive officer under our 2000 Stock Compensation Plan. All of the shares of restricted stock granted to the named executive officers on March 4, 2008 will vest on the third anniversary of the grant date. See the section entitled “Equity Incentive Compensation” under “Compensation Discussion and Analysis — 2008 Compensation,” for additional information regarding the stock option awards. All of the shares of restricted stock granted to Mr. Northfield on September 15, 2008 will vest on the second anniversary of the grant date. For additional information regarding the shares of restricted stock granted to Mr. Northfield, see the section entitled “Special Equity Award for Vince Northfield” under “Compensation Discussion and Analysis — 2008 Compensation.”

(3)	The amounts shown in this column reflect the number of shares of our common stock underlying options granted to each named executive officer under our 2000 Stock Compensation Plan. The options vest in three equal annual installments beginning on the first anniversary of the grant date. See the section entitled “Equity Incentive Compensation” under “Compensation Discussion and Analysis – 2008 Compensation,” for additional information regarding the stock option awards.

(4)	Stock options awarded under our 2000 Stock Compensation plan have an exercise price equal to the average of the high and low sales prices of our common stock on the date of grant rounded to the nearest $0.25 increment.

(5)	The amounts shown in this column reflect the grant date fair value of the stock and option awards calculated in accordance with SFAS 123R.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – 2008

The following table sets forth information with respect to the outstanding stock options and unvested restricted stock held by each named executive officer on December 31, 2008:

		Option Awards				Stock Awards
		Number of	Number of
		Securities	Securities
		Underlying	Underlying			Number of Shares or	Market Value of
		Unexercised	Unexercised	Option	Option	Units of Stock	Shares or Units of
		Options	Options	Exercise	Expiration	That Have Not	Stock That Have
Name	Grant Date	Exercisable	Unexercisable(1)	Price	Date	Vested(2)	Not Vested(3)

Jeffrey P. Black	3/4/2008	–	123,766	$56.25	3/4/2018	–	–
	3/4/2008	–	–	–	–	16,611	$832,211
	2/27/2007	26,251	52,504	$67.25	2/27/2017	–	–
	5/5/2006	53,333	26,667	$68.25	5/5/2016	–	–
	2/22/2006	55,139	27,570	$64.25	2/22/2016	–	–
	3/7/2005	55,875	–	$52.50	3/7/2015	–	–
	3/1/2004	42,000	–	$51.50	3/1/2014	–	–
	3/3/2003	50,000	–	$37.50	3/3/2013	–	–
	12/2/2002	50,000	–	$43.75	12/2/2012	–	–
	5/9/2002	50,000	–	$56.50	5/9/2012	–	–
	3/4/2002	20,000	–	$51.25	3/4/2012	–	–
	3/5/2001	20,000	–	$43.25	3/5/2011	–	–
	9/11/2000	10,000	–	$36.00	9/11/2010	–	–
	3/6/2000	10,000	–	$28.25	3/6/2010	–	–
	3/8/1999	8,750	–	$36.75	3/8/2009	–	–

Kevin K. Gordon	3/4/2008	–	37,233	$56.25	3/4/2018	–	–
	3/4/2008	–	–	–	–	4,997	$250,350
	3/16/2007	–	–	–	–	2,500	$125,250
	3/16/2007	10,000	20,000	$65.25	3/16/2017	–	–
	2/26/2007	2,863	5,726	$68.25	2/26/2017	–	–
	2/21/2006	6,180	3,090	$64.00	2/21/2016	–	–
	6/13/2005	5,000	–	$59.00	6/13/2015	–	–
	3/7/2005	8,200	–	$52.50	3/7/2015	–	–
	3/1/2004	8,200	–	$51.50	3/1/2014	–	–
	3/3/2003	8,000	–	$37.50	3/3/2013	–	–
	3/4/2002	7,000	–	$51.25	3/4/2012	–	–
	3/5/2001	10,000	–	$43.25	3/5/2011	–	–
	9/13/1999	900	–	$45.50	9/13/2009	–	–

R. Ernest Waaser	3/4/2008	–	37,502	$56.25	3/4/2018	–	–
	3/4/2008	–	–	–	–	5,033	$252,153
	2/26/2007	6,053	12,107	$68.25	2/26/2017	–	–
	10/23/2006	16,666	8,334	$60.25	10/23/2016	–	–

Laurence G. Miller	3/4/2008	–	25,613	$56.25	3/4/2018	–	–
	3/4/2008	–	–	–	–	3,438	$172,244
	2/26/2007	4,411	8,822	$68.25	2/26/2017	–	–
	2/21/2006	9,956	4,979	$64.00	2/21/2016	–	–
	3/7/2005	14,500	–	$52.50	2/7/2015	–	–
	11/8/2004	18,685	–	$47.50	11/8/2014	–	–

Vince Northfield	9/15/2008	–	–	–	–	5,000	$250,500
	3/4/2008	–	25,613	$56.25	3/4/2018	–	–
	3/4/2008	–	–	–	–	3,438	$172,244
	2/26/2007	4,756	9,513	$68.25	2/26/2017	–	–
	2/21/2006	9,900	4,950	$64.00	2/21/2016	–	–
	6/13/2005	5,000	–	$59.00	6/13/2015	–	–
	3/7/2005	8,200	–	$52.50	3/7/2015	–	–
	3/1/2004	5,475		$51.50	3/1/2014	–	–

(1)	All stock options vest in three equal annual installments beginning on the first anniversary of the grant date, with the exception of those options granted to Mr. Black on May 9, 2002, December 2, 2002 and March 3, 2003, each of which vested in five equal annual installments beginning on the first anniversary of the grant date.

(2)	The shares of restricted stock granted to (a) each of the named executive officers on March 4, 2008 will vest 100% on the third anniversary of the grant date and (b) Mr. Northfield on September 15, 2008 will vest 100% on the second anniversary of the grant date. In addition, the remaining unvested shares of restricted stock granted to Mr. Gordon on March 16, 2007 vested on March 16, 2009.

(3)	The amounts set forth in this column represent the market value of the unvested shares of restricted stock held by the named executive officer using a market price of $50.10 per share, which was the closing price of our common stock on December 31, 2008, as reported by the New York Stock Exchange.

OPTION EXERCISES AND STOCK VESTED TABLE – 2008

The following table sets forth information regarding the vesting of the named executive officers’ restricted stock during the fiscal year ended December 31, 2008. None of the named executive officers exercised stock options in 2008.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting(1)

Jeffrey P. Black	–	–	30,000	$1,698,300

Kevin K. Gordon	–	–	2,500	$123,250

R. Ernest Waaser	–	–	2,500	$115,300

Laurence G. Miller	–	–	–	–

Vince Northfield	–	–	–	–

(1)	The value realized is equal to the market price per share on the vesting date multiplied by the number of restricted shares that vested. All of the shares of restricted stock included in the table with respect to (a) Mr. Black vested on May 5, 2008 and had a market price per share of $56.61, which was the closing price of our common stock on the vesting date, as reported by the New York Stock Exchange, (b) Mr. Gordon vested on March 16, 2008 and had a market price per share of $49.30, which was the closing price of our common stock on the last trading date prior to the vesting date, as reported by the New York Stock Exchange and (c) Mr. Waaser vested on October 23, 2008 and had a market price per share of $46.12, which was the closing price of our common stock on the vesting date, as reported by the New York Stock Exchange.

PENSION BENEFITS — 2008

We have sponsored the Teleflex Incorporated Retirement Income Plan (“TRIP”), a qualified defined benefit pension plan, as well as the Supplemental Executive Retirement Plan (“SERP”), which was a non-qualified defined benefit pension plan providing benefits that would otherwise be denied to participants by reason of Internal Revenue Code limitations on compensation that can be taken into account in qualified plans. Effective January 1, 2006, the TRIP and SERP were closed to new employees. Effective January 1, 2009, no further benefits could be accrued under the TRIP or the SERP. In addition, effective January 1, 2009, the SERP was terminated with respect to active employees. The discussion below addresses operation of the TRIP and the SERP through December 31, 2008.

Under the TRIP and the SERP, a participant accumulated units of annual pension benefit for each year of service. With respect to the years of service applicable to the named executive officers, a participant’s unit is equal to 1.375% of his or her prior year’s annual plan compensation not in excess of social security covered compensation, plus 2.0% of such compensation in excess of the social security covered compensation. The annual plan compensation taken into account under this formula includes base salary and annual incentive award payments. The amount of compensation that could be taken into account in the TRIP is subject to limits imposed by the Internal Revenue Code ($230,000 in 2008), and the maximum annual benefits payable under the plan are also subject to Internal Revenue Code limits ($185,000 in 2008). The SERP took into account only base salary in excess of the Internal Revenue Code limit.

Participants in the TRIP generally vest in their plan benefits after they complete five years of qualifying service or, if earlier, upon reaching normal retirement age, which, for purposes of the TRIP, is age 65. In addition to the normal retirement benefit, the TRIP provides reduced benefits upon early retirement, which may occur after a participant has reached age 60 and has completed 10 years of qualifying service. The TRIP also provides limited benefits upon termination due to disability.

All of our named executive officers, other than Mr. Waaser, participated in the TRIP and the SERP. Mr. Waaser has not participated in these plans because his employment commenced after the date on which the TRIP was closed to new participants. The table below shows, as of December 31, 2008, the number of years of service credited under the TRIP and the SERP to each named executive officer that has participated in those plans and the present value of accumulated benefits payable to each such named executive officer under such plans. In connection with the freeze of the SERP, the present value of each active participant’s account in the SERP at December 31, 2008 was contributed to our Deferred Compensation Plan, as described below under “Nonqualified Deferred Compensation – 2008.”

			Present Value
		Number of Years	of Accumulated	Payments During Last
Name	Plan Name	Credited Service	Benefit(1)	Fiscal Year

Jeffrey P. Black	TRIP	14.5	$190,397	-
	SERP	9.0	$343,181	-
Kevin K. Gordon	TRIP	11.5	$138,361	-
	SERP	2.0	$21,643	-
R. Ernest Waaser	TRIP	-	-	-
	SERP	-	-	-
Laurence G. Miller	TRIP	4.0	$78,426	-
	SERP	3.0	$46,019	-
Vince Northfield	TRIP	7.33	$57,926	-
	SERP	2.0	$20,441	-

(1)	The accumulated benefit is based on service and earnings for the period through December 31, 2008. The present value has been calculated assuming the named executive officers will remain in service until age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable under the available forms of annuity consistent with the assumptions described in note 13 to the audited financial statements appearing in our Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC. As described in such note, the interest assumption is 6.05%. The mortality assumption is the RP-2000 Mortality Table.

NONQUALIFIED DEFERRED COMPENSATION – 2008

We maintain a Deferred Compensation Plan. In connection with the termination of the SERP, effective on January 1, 2009, we amended and restated the Deferred Compensation Plan. Except as noted below, the following discussion relates to the Deferred Compensation Plan as in effect in 2008.

Under the Deferred Compensation Plan, executives, including named executive officers, could defer up to 50% of their salary, 75% of their annual incentive award and 75% of their long-term cash incentive award. Salary deferral elections are made by eligible executives in December of each year in respect of salary amounts to be earned in the following year. With respect to deferral elections for annual incentive and long-term cash incentive awards, the election must be made no later than six months prior to the end of the performance period applicable to such award. Participants in our Deferred Compensation Plan may direct the investment of deferred amount into a fixed interest fund or one or more notional funds, and the value of the participants’ investments will increase or decrease based on the performance of the underlying securities.

The following table shows the funds available under the Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2008. Account balances in the Teleflex Stock Fund must remain in that fund and cannot be transferred to any other investment option. Additionally, distributions of balances invested in the Teleflex stock fund are made in the form of shares of Teleflex stock; distributions from other funds are payable in cash.

Name of Fund	Rate of Return
Fixed Income Returns	4.85%
Vanguard 500 Index	-37.02%
Vanguard Mid-Cap Index	-41.82%
Vanguard Small-Cap Index	-36.07%
Teleflex Stock Fund	-18.39%

Distributions under the Deferred Compensation Plan may be paid either in the year immediately following the executive’s retirement or termination of employment or on such other date during the term of the participant’s employment as the participant may elect. Participants may elect to receive payments under the Deferred Compensation Plan either in a lump-sum or in annual installments over five or ten years.

The following table sets forth information for the fiscal year ended December 31, 2008 regarding contributions, earnings and balances under our deferred compensation plans for each named executive officer:

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last	in Last	in Last	Withdrawals /	Last Fiscal
Name	Fiscal Year	Fiscal Year(1)	Fiscal Year	Distributions	Year-End(2)

Jeffrey P. Black	–	$343,181	–	–	$343,181
Kevin K. Gordon	–	$21,643	$14,518	–	$335,521
R. Ernest Waaser	$180,840	–	–	–	$146,873
Laurence G. Miller	$40,134	$46,019	$7,501	–	$229,213
Vince Northfield	–	$20,441	–	–	$20,441

(1)	The amounts set forth in this column reflect the present value of each named executive officer’s account in our SERP at December 31, 2008, which was contributed to our Deferred Compensation Plan in connection with the freeze of the SERP.

(2)	The amounts set forth in this column with respect to Messrs. Gordon and Miller include $305 and $121, respectively, in above-market earnings previously reported in the Summary Compensation Table included in our 2008 Proxy Statement.

As noted above, we amended the Deferred Compensation Plan, effective January 1, 2009. The principal changes to the plan included the following:

•	Participants may defer up to 100% of their cash compensation (salary, annual incentive awards and long-term cash incentive awards), or such lesser amount as the administrative committee determines is appropriate to take into account all required withholding obligations.
•	We will provide a matching contribution equal to 3% of the cash compensation deferred by a plan participant in any plan year. As part of the transition to this new defined contribution arrangement, for 2009 only, we will provide a matching contribution equal to 3% of the annual incentive award earned by the participant in 2008 and paid in 2009 as long as the participant elected to defer at least 3% of his or her base salary for 2009. This approach was taken for the transition year to address the fact that the opportunity for matching contributions did not exist when participants elected to defer annual incentive awards earned in 2008 and payable in 2009. A participant will become vested in the matching contributions once the participant has completed two years of service or, if earlier, upon reaching age 65, death or total disability.
•	We may provide an additional contribution in an amount equal to 5% of the participant’s cash contribution (excluding any long term incentive award) for a plan year minus the maximum matching contribution the participant could have received under the Teleflex, Inc. 401(k) Plan if the participant deferred the maximum possible amount under that plan. A participant will become vested in the additional contribution once the participant has completed five years of service or, if earlier, upon reaching age 65, death or total disability.
•	In connection with the transition from the SERP to the defined contribution arrangement provided under the plan, we contributed an amount equal to the present value of each active participant’s account in the SERP at December 31, 2008. This amount is reflected in the table under “Pension Benefits – 2008” table and in the “Nonqualified Deferred Compensation – 2008” table under the “Registrant Contributions in Last Fiscal Year.” A participant will become vested in the SERP amount after the participant has been credited with five years of continuous service, determined in accordance with the TRIP or, if earlier, upon reaching age 65. See “Pension Benefits – 2008” above for information regarding years of credited service under the TRIP. We do not provide any additional contributions with respect to these amounts.
•	Participants also may defer awards of restricted stock or restricted stock units. We do not provide any additional contributions with respect to these deferrals other than dividend equivalents. These equity-based deferrals vest in accordance with the terms of the underlying awards.
•	A participant may elect to receive payment of deferred amounts, either in a lump-sum or in annual installments over five or ten years, commencing upon separation from service, on a fixed date following separation from service or on an alternative date selected by the participant. Changes in the time or form of payment may be made, if in compliance with advance notice requirements under the plan, provided that the commencement of the revised payment schedule must be deferred by at least five years of the original date.
•	Special provisions regarding form and timing of payments apply in the event of an unforeseen emergency, a change in control and certain other specified events.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

In this section, we describe payments and benefits that would be provided to our named executive officers upon several events of termination, including termination in connection with a change of control, assuming the termination event occurred on December 31, 2008 (except as otherwise noted). The information in this section does not include information relating to the following:

•	distributions under our deferred compensation plans. See “Nonqualified Deferred Compensation – 2008” for information regarding these plans;

•	distributions under the TRIP and SERP. See “Pension Benefits – 2008” for information regarding these plans;

•	restricted shares and shares underlying options that vested prior to the termination event. See the “Outstanding Equity Awards at Fiscal Year-End – 2008” table;

•	short-term incentive payments that would not be increased due to the termination event;

•	benefits that would be provided upon death or disability under supplemental life and/or disability insurance policies that we maintain for the benefit of our named executive officers; and

•	other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including under our 401(k) plan.

Employment and Severance Arrangements

Under the terms of our employment agreement with Mr. Black, if we terminate Mr. Black’s employment without cause or if Mr. Black terminates his employment for good reason (as defined in the agreement) prior to the time Mr. Black reaches age 62, other than in connection with a change of control (as defined in the agreement), he is entitled to receive the following payments and benefits:

•	continued payment of his base salary for a period of 36 months after the date of termination;

•	payment of an additional amount in each of the first three years immediately following the date of termination equal to 100% of his base salary;
•	a prorated portion of any long-term incentive award earned by Mr. Black with respect to a performance period that is scheduled to end on the last day of the year in which Mr. Black’s employment is terminated;
•	reimbursement for a period of 36 months after the date of termination for costs incurred by Mr. Black to maintain health insurance coverage at a level comparable to the coverage he last elected for himself, his spouse and dependents under our health care plan, exclusive of costs that would have been borne by Mr. Black in accordance with our applicable policy then in effect for employee participation in premiums; and
•	for up to 36 months after the termination date, we will maintain, and reimburse Mr. Black for any premiums he is required to pay in order to maintain, life and accident insurance for his benefit at levels comparable to those last elected by Mr. Black under our life and accident insurance plan, exclusive of costs that would have been borne by Mr. Black in accordance with our applicable policy then in effect for employee participation in premiums.

Any stock options held by Mr. Black that are not exercisable as of the date of his termination of employment will expire on the termination date, and any exercisable stock options held by Mr. Black may be exercised for a period of three months after the date of termination.

Mr. Black’s agreement also provides for certain compensation to be paid to Mr. Black in the event of a change of control, as more fully described in the discussion of change of control agreements below.

Mr. Black’s agreement has a term of three years. However, notwithstanding any termination of the agreement by us, the agreement will remain in effect for a period of at least two years following a change of control that occurs during the term of the agreement.

In March 2007, we entered into agreements with certain of our executive officers, including Messrs. Gordon, Waaser, Miller and Northfield, that provide for specified severance compensation and benefits in the event we terminate their employment without cause or if the executive terminates employment for good reason, other than in connection with a change of control. The severance compensation consists of continued payment of the executive’s base salary for a period of 18 months and, in some circumstances, the payment of a pro rated amount of the annual incentive award the executive would have been entitled to for the year in which his employment was terminated. In addition, the executive is entitled to receive continued health, life and accident insurance, exclusive of costs that would have been borne by the executive in accordance with our applicable policy then in effect, until the executive is eligible for such benefits in connection with future employment or until 18 months after termination, whichever occurs first. The executive is also entitled to a vehicle allowance for a period of 18 months after termination and reimbursement of expenses for outplacement services. The 18 month period referred to above is subject to increase by one month for each year of full-time employment by the executive from and after January 1, 2007, up to an additional six months.

The following table sets forth the potential post-termination payments and benefits the named executive officers would be entitled to receive under the agreements described above assuming the triggering event under the agreements occurred on December 31, 2008.

		Annual	Long-Term
		Cash	Cash
		Incentive	Incentive		Life and
	Base	Award	Award	Health	Accident	Auto-	Executive
	Salary	Payments	Payments	Benefits	Insurance	mobile	Outplacement
Name	(1)	(2)	(3)	(4)	(5)	(6)	(7)	Total

J. Black	$2,700,000	$2,700,000	$642,600	$40,142	$6,657	—	—	$6,089,399
K. Gordon	$712,500	$436,050	$70,081	$19,140	$2,589	$33,373	$20,000	$1,293,733
E. Waaser	$779,167	$112,200	—	$19,560	$1,850	$24,093	$20,000	$956,870
L. Miller	$620,833	$245,850	$107,977	$19,140	$2,589	$41,093	$20,000	$1,057,482
V. Northfield	$620,833	$38,181	$116,424	$19,560	$1,850	$58,393	$20,000	$875,241

(1)	The amounts set forth in this column reflect the severance pay the named executive officers would be entitled to receive based upon salaries in effect as of December 31, 2008, and, with respect to Messrs. Gordon, Waaser, Miller and Northfield, assumes that the severance pay will be provided for a period of 20 months.

(2)	The amount set forth in this column for Mr. Black has been calculated using his target award opportunity of $900,000 under our 2008 cash incentive award program. The amounts set forth in this column for Messrs. Gordon, Waaser, Miller and Northfield reflect the actual cash incentive award that they received in 2008, as reflected in the Summary Compensation Table.

(3)	The amounts set forth in this column represent the actual long-term cash incentive awards that the named executive officers received in respect of the 2006-2008 performance period under our long-term incentive program, as reflected in the Summary Compensation Table. Mr. Black is entitled to receive this award pursuant to the terms of his employment agreement. Although the severance agreements for Messrs. Gordon, Miller and Northfield do not provide for payment of these awards in connection with a termination of employment, the amounts have been included in the table due to the fact that the named executive officers would have been entitled to receive these amounts under the terms of the long-term incentive program if their employment with us continued through December 31, 2008. Mr. Waaser did not become an employee until November of 2006 and, therefore, was not eligible to participate in the long-term incentive award for the 2006-2008 measurement period.

(4)	The amounts set forth in this column have been calculated based upon the health coverage rates in effect as of December 31, 2008, and, with respect to Messrs. Gordon, Waaser, Miller and Northfield, assumes that coverage will be provided for a period of 20 months.

(5)	The amounts set forth in this column have been calculated based upon the life and accident insurance rates in effect as of December 31, 2008, and, with respect to Messrs. Gordon, Waaser, Miller and Northfield, assumes that the insurance will be provided for a period of 20 months.

(6)	The amounts set forth in this column have been calculated based upon the lease and vehicle insurance rates in effect as of December 31, 2008 for the vehicles used by Messrs. Gordon, Waaser, Miller and Northfield, and assumes that the vehicle allowance will be provided for 20 months.

(7)	The amounts set forth in this column represent the maximum payment we would be required to make to the named executive officer for outplacement services under the agreement.

Change-of-Control Arrangements

Under the terms of Mr. Black’s employment agreement and the change in control agreements we entered into with certain of our executive officers, including Messrs. Gordon, Waaser, Miller and Northfield, in the event that a Change in Control (as defined in the agreements) occurs during the term of the agreement, and the executive’s employment is terminated within two years after the Change in Control either by the executive for “good reason” (as defined in the agreement) or by us for any reason other than “disability” or “cause” (each as defined in the agreements), then the executive will be entitled to receive the following severance compensation:

•	if no amount otherwise is payable with respect to any short-term or long-term bonus plan, the executive will receive a bonus payment equal to the target award;
•	the executive’s target bonus under each short-term or long-term bonus plan with respect to a performance period that is in its final year at the time of the executive’s termination for the fiscal year in which the executive’s employment was terminated, pro rated based on the number of days the executive was employed during the applicable performance period under such bonus plans;
•	payment of the executive’s base salary (based on the highest salary rate in effect for the executive after the Change in Control) for a period of three years after termination of employment with respect to Mr. Black and for a period of two years after termination of employment with respect to each of the other executives (the “Severance Period”);
•	annual payments during the Severance Period, each equal to the sum of the target awards under any short-term or long-term bonus plan with respect to a performance period that is in its final year at the time of the executive’s termination;
•	immediate vesting of all unvested stock options and shares of restricted stock held by the executive;
•	continuation of health insurance during the Severance Period or, if the executive is not eligible for continued coverage after termination, reimbursement during the Severance Period of any premiums the executive is required to pay in order to maintain coverage at a level comparable to the coverage he last elected for himself, his spouse and dependents under our health care plan, exclusive of costs that would have been borne by the executive in accordance with our applicable policy then in effect for employee participation in premiums;
•	if the executive was provided with the use of an automobile or cash allowance for an automobile, payment during the Severance Period of a cash allowance equal to the amount it would cost the executive to lease the vehicle utilized by the executive at the time of his or her termination;
•	a cash payment equal to the non-elective contribution the executive would have been entitled to receive under our Deferred Compensation Plan in respect of three additional years of service in the case of Mr. Black, and two additional years’ service in the case of the other executives; and
•	reimbursement for executive outplacement services in an amount up to $20,000.

The agreements for our executives, other than Mr. Black, also provide for payments to reimburse the executive for any excise taxes imposed under Section 4999 of the Internal Revenue Code that may be incurred by the executive if it is determined that any payment or distribution under the agreement would constitute an “excess parachute” payment within the meaning of Sections 280G and 4999 of the Internal Revenue Code, as well as for additional taxes resulting from the reimbursement.

The term of Mr. Black’s employment agreement is discussed above under “Employment and Severance Arrangements.” The executive change in control agreements have an initial term of three years, and automatically renew for successive one year periods unless we terminate the agreements. However, notwithstanding any termination by us, the executive change in control agreements will remain in effect for a period of at least two years following a Change in Control that occurs during the term of the agreement.

The following table describes the potential payments and benefits the named executive officers would have been entitled to receive under the agreements described above assuming the triggering event under the agreements occurred on December 31, 2008.

				Vesting
				Of
			Long	Unvested
			Term	Stock
		Annual Cash	Cash	Options			Deferred
		Incentive	Incentive	And			Compensation	Executive
		Award	Award	Restricted	Health		Plan	Out-
		Payments	Payments	Stock	Benefits	Auto-	Payments	placement
Name	Base Salary	(1)	(2)	(3)	(4)	mobile	(5)	(6)	Total

J. Black	$2,700,000	$3,852,000	$3,320,100	$832,211	$40,142	$62,664	$157,000	$20,000	$10,984,117
K. Gordon	$855,000	$1,077,300	$264,751	$375,600	$28,711	$40,048	$51,813	$20,000	$2,713,223
E. Waaser	$935,000	$673,200	–	$252,153	$29,333	$28,912	$51,800	$20,000	$1,990,398
L. Miller	$745,000	$618,350	$407,912	$172,244	$28,711	$49,312	$32,875	$20,000	$2,074,404
V. Northfield	$745,000	$410,681	$439,824	$422,744	$29,333	$70,072	$32,875	$20,000	$2,170,529

(1)	The amounts set forth in this column represent the sum of the actual cash incentive award payment the named executive officers would be entitled to receive for the fiscal year ended December 31, 2008 and the aggregate target awards payable during the three-year period following the change of control for Mr. Black and the two-year period following the change of control for each of the other named executive officers.

(2)	The amounts set forth in this column represent the sum of the actual long-term cash incentive award payment the named executive officers would be entitled to receive for the three-year performance period ended on December 31, 2008 and the aggregate target awards payable during the three-year period following the change of control for Mr. Black and the two-year period following the change of control for each of the other named executive officers.

(3)	The amounts set forth in this column represent the value the named executive officer would realize upon the vesting of the unvested stock options and restricted stock held by the named executive officer as of December 31, 2008. The value of the unvested stock options was calculated based upon the difference between the aggregate market value of the shares of common stock underlying the unvested stock options and the aggregate exercise price of those stock options. The value of the unvested shares of restricted stock held by each named executive officer was calculated based upon the aggregate market value of such shares. We used a price of $50.10 per share to determine market value in both of these calculations, which was the closing price of our common stock on December 31, 2008, as reported by the New York Stock Exchange.

(4)	The amounts set forth in this column have been calculated based upon the health coverage rates for each named executive officer in effect as of December 31, 2008.

(5)	The amounts set forth in this column represent the benefit to be paid to the named executive officers in respect of additional non-elective contributions under our Deferred Compensation Plan equal to three years for Mr. Black and two years for each of the other named executive officers.

(6)	The amounts set forth in this column represent the maximum payment we would be required to make to the named executive officer for outplacement services under the agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 1, 2009, information with respect to ownership of our securities by each person known by us to beneficially own more than 5% of our outstanding common stock, each director or nominee for director, each named executive officer and all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, we have been informed that each person listed has sole voting power and sole investment power over the shares of common stock shown opposite his or her name.

			Percent of
	Shares		Outstanding
	Beneficially		Common
Name and Address of Beneficial Owner	Owned(a)		Stock

George Babich, Jr.	15,890	(b)	*
Patricia C. Barron	28,039	(c)	*
Jeffrey P. Black	645,033	(d)	1.58%
William R. Cook	32,134	(e)	*
Kevin K. Gordon	104,630	(f)	*
Jeffrey A. Graves	10,220	(g)	*
Stephen K. Klasko	7,881	(h)	*
Sigismundus W.W. Lubsen	26,722	(i)	*
Laurence G. Miller	74,110	(j)	*
Vince Northfield	52,297	(k)	*
Stuart A. Randle	0
Benson F. Smith	14,890	(l)	*
R. Ernest Waaser	45,088	(m)	*
Harold L. Yoh III	22,550	(n)	*
James W. Zug	18,330	(o)	*
All officers and directors as a group (18 persons)	1,186,691	(p)	2.91%

*	Represents holdings of less than 1%

(a)	“Beneficial ownership” is determined in accordance with SEC regulations. Therefore, the table lists all shares as to which the person listed has or shares the power to vote or to direct disposition. In addition, shares issuable upon the exercise of outstanding stock options exercisable on February 1, 2009 or within 60 days thereafter and shares issuable pursuant to restricted stock awards that will vest within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options for the purpose of computing such person’s percentage beneficial ownership, but are not deemed outstanding for the purposes of computing the percentage of beneficial ownership of any other person.

(b)	Includes 1,000 shares held indirectly by the Baylee Consulting Plan and 13,000 shares underlying stock options.

(c)	Includes 2,200 shares held indirectly by the Patricia C. Barron Defined Benefit Pension Plan and 22,000 shares underlying stock options.

(d)	Includes 2,775 shares held indirectly by three sons, 537,675 shares underlying stock options and 9,630 shares held in the Company’s 401(k) Savings Plan with respect to which the employee has authority to direct voting.

(e)	Includes 22,000 shares underlying stock options.

(f)	Includes 94,707 shares underlying stock options and 1,423 shares held in the Company’s 401(k) Savings Plan with respect to which the employee has authority to direct voting.

(g)	Includes 9,000 shares underlying stock options.

(h)	Includes 7,000 shares underlying stock options.

(i)	Includes 22,000 shares underlying stock options.

(j)	Includes 71,794 shares underlying stock options and 516 shares held in the Company’s 401(k) Savings Plan with respect to which the employee has authority to direct voting.

(k)	Includes 51,574 shares underlying stock options and 723 shares held in the Company’s 401(k) Savings Plan with respect to which the employee has authority to direct voting.

(l)	Includes 13,000 shares underlying stock options.

(m)	Includes 41,272 shares underlying stock options and 440 shares held in the Company’s 401(k) Savings Plan with respect to which the employee has authority to direct voting.

(n)	Includes 19,000 shares underlying stock options.

(o)	Includes 15,000 shares underlying stock options.

(p)	Includes 1,021,797 shares underlying stock options and 14,757 shares held in the Company’s 401(k) Savings Plan with respect to which the employees have authority to direct voting.

CERTAIN TRANSACTIONS

We are party to an agreement with John Sickler, who retired as our Vice Chairman in October 2007 and from our Board in May 2008. Under the agreement, during the three years immediately following his retirement, Mr. Sickler has agreed to make himself available to us as an independent consultant and is entitled to receive a monthly retainer fee at the rate of his base salary in effect immediately before his retirement, which was $440,001 per year. In addition, we are required to pay Mr. Sickler compensation for each day he provides consulting services to us at a rate mutually agreed in writing. In the event of Mr. Sickler’s death during the three year post-employment consultancy period, he will be entitled to a lump sum payment equal to any unpaid retainer fees to be paid to Mr. Sickler for that period. Moreover, if he becomes disabled during the consultancy period, he will continue to receive the retainer fees and will not be required to provide service beyond those he reasonably is capable of providing. In addition, during the four years immediately following his retirement he is entitled to health insurance at our expense and is subject to a non-competition covenant.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and persons who own more than ten percent of our common stock to file reports of ownership and changes in ownership of our common stock.

Based solely on a review of the copies of such reports and written representations from our directors and executive officers, we believe that, during the fiscal year ended December 31, 2008, all required filings under Section 16(a) were made on a timely basis, except that Mrs. von Seldeneck, Mr. Lubsen and Mr. Northfield each filed one report late in connection with one transaction.

PROPOSAL 2:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2009 fiscal year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be provided the opportunity to make statements and respond to appropriate questions from stockholders present at the meeting. Although stockholder ratification of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification to permit stockholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm.

Audit and Non-Audit Fees

The following table provides information regarding fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the years ended December 31, 2008 and December 31, 2007, and fees for other services provided by PricewaterhouseCoopers LLP during those periods.

Services rendered	Fiscal 2008		Fiscal 2007

Audit fees	$	5,806,481	$	5,189,919
Audit-related fees		50,912		2,153,565
Tax fees		947,219		374,800
All other fees		56,746		11,866

	$	6,861,358	$	7,730,151

Audit-Related Fees.  Audit related fees consisted of fees for support in connection with acquisitions and divestitures, controls testing in connection with the implementation of an enterprise resource management system and local country statutory assurance activities.

Tax Fees.  Tax fees consisted of fees for tax compliance activities in certain foreign jurisdictions and tax planning services.

All Other Fees.  All other fees consisted principally of license fees for utilization of technical data-bases, training and accounting advisory services.

Audit Committee Pre-Approval Procedures

The Audit Committee or its delegate pre-approves all audit and non-audit services provided by the independent registered public accounting firm. The Audit Committee may delegate the authority to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more members of the Audit Committee, provided that any such pre-approvals are reported on at a subsequent Audit Committee meeting. The Audit Committee did not delegate this authority to any member of the Audit Committee in 2008.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF
PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE COMPANY’S 2009 FISCAL YEAR.

STOCKHOLDER PROPOSALS

Any proposals submitted by stockholders for inclusion in our proxy statement and proxy for our 2010 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than November 27, 2009 and must comply in all other respects with SEC rules and regulations relating to such inclusion.

In connection with any proposal submitted by stockholders for consideration at the 2010 Annual Meeting of Stockholders, other than proposals submitted for inclusion in our proxy statement and proxy, the persons named in the enclosed form of proxy may exercise discretionary voting authority with respect to proxies solicited for that meeting, without including advice on the nature of the matter and how the persons intend to vote on the proposal, if appropriate notice of the stockholder’s proposal is not received by us at our principal executive offices by February 10, 2010.

OTHER MATTERS

The Board does not know of any other matters that may be presented at the Annual Meeting, but if other matters do properly come before the meeting or any postponements or adjournments thereof, it is intended that persons named in the proxy will vote according to their best judgment.

Stockholders are requested to date, sign and return the enclosed proxy in the enclosed envelope, for which no postage is necessary if mailed in the United States or Canada. You may also vote by telephone by calling toll free 1-800-PROXIES (776-9437) or via the Internet at www.voteproxy.com.

By Order of the Board of Directors,

LAURENCE G. MILLER, Secretary

ANNUAL MEETING OF STOCKHOLDERS OF
TELEFLEX INCORPORATED
May 1, 2009
PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- or -
TELEPHONE - Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.teleflex.com/2009ProxyMaterials
Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

ABSTAIN
Proposal 1. Election of Directors:								☐
NOMINEES:
☐	FOR ALL NOMINEES	m	Jeffrey P. Black		Proposal 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year.	☐	☐	☐
		m	Sigismundus W.W. Lubsen
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	m m	Stuart A. Randle Harold L. Yoh III

☐	FOR ALL EXCEPT (See instructions below)	The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR” all nominees in Proposal 1 and “FOR” Proposal 2.

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS AT LEFT AND RETURN IN THE ENCLOSED ENVELOPE.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

Please check here if you plan to attend the meeting. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership, name by authorized person.

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
TELEFLEX INCORPORATED
As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.
     The undersigned hereby appoints Kevin K. Gordon and Laurence G. Miller proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Teleflex Incorporated standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held May 1, 2009 or any adjournment thereof.
(Continued on the other side)